Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

PARAGON EQUITY, LLC,

PMG INTERMEDIATE HOLDING CORPORATION,

PRECISION ENGINEERED PRODUCTS LLC,

AND, SOLELY FOR THE LIMITED PURPOSES HEREIN,

NN, INC.

DATED AS OF APRIL 2, 2018

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Table of Defined Terms	10

ARTICLE II. PURCHASE AND SALE		11
2.1	Purchase and Sale	11
2.2	Purchase Price	11
2.3	Closing Calculation	11
2.4	Flow of Funds	12
2.5	Closing	12
2.6	Closing Deliverables	12
2.7	Post-Closing Adjustment	14

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16
3.1	Organization and Qualification	16
3.2	Governing Documents	16
3.3	Capitalization	17
3.4	Subsidiaries	17
3.5	Authority; Enforceability	17
3.6	No Conflict; Required Filings and Consents	18
3.7	Material Contracts	18
3.8	Compliance with Laws; Import and Export Compliance	20
3.9	Financial Statements	21
3.10	Absence of Certain Changes or Events	22
3.11	Absence of Litigation, Claims and Orders	24
3.12	Employee Benefit Plans	24
3.13	Labor Matters	27
3.14	Real Property	28
3.15	Taxes	29
3.16	Intellectual Property	31
3.17	Inventory	33
3.18	Customers and Suppliers	33
3.19	Insurance	34
3.20	Environmental Matters	34
3.21	Brokers	35
3.22	Affiliated Transactions	35
3.23	Assets	36
3.24	Absence of Certain Business Practices; FCPA	36
3.25	Products	37
3.26	Food and Drug Matters	38
3.27	Banks	38
3.28	Privacy; Security Measures	38
3.29	Conflict Materials	39

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER		39
4.1	Authority; Enforceability	39
4.2	No Conflict; Required Filings and Consents	39
4.3	Absence of Litigation, Claims and Orders	40

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT		40
5.1	Organization	40
5.2	Authority; Enforceability	40
5.3	No Conflict; Required Filings and Consents	41
5.4	Absence of Litigation, Claims and Orders	41
5.5	Investment Intent	41
5.6	Brokers	41
5.7	Representations and Warranties Insurance Policy	41
5.8	Financing	42
5.9	Solvency	42

ARTICLE VI. PRE-CLOSING COVENANTS		43
6.1	Access and Investigation	43
6.2	Operation of the Business of the Company	43
6.3	Regulatory Approvals and Third-Party Consents.	45
6.4	Notification	45
6.5	Exclusivity	46
6.6	Financing	46
6.7	Commercially Reasonable Efforts	49

ARTICLE VII. CLOSING CONDITIONS; TERMINATION		50
7.1	Conditions to Obligation of Purchaser	50
7.2	Conditions to Obligations of the Seller Parties	51
7.3	Termination	51
7.4	Effect of Termination	52
7.5	Frustration of Closing Conditions	52

ARTICLE VIII. ADDITIONAL AGREEMENTS		52
8.1	Further Assurances; Litigation Support	52
8.2	Non-Solicitation; Confidentiality	53
8.3	Publicity	54
8.4	Distribution of Purchase Price Proceeds; Holdback	54
8.5	Access to Books and Records	55
8.6	Indemnification; Directors and Officers Insurance	55
8.7	No Additional Representations	55
8.8	R&W Policy	56
8.9	Data Room Flash Drive or Memory Stick	56
8.10	Buck Note	56
8.11	Interest Rate Agreement	56
8.12	Deregistration of Liens in Poland	56

ARTICLE IX. TAX MATTERS		56
9.1	Income Tax Treatment; Responsibility for Filing Tax Returns	56
9.2	Straddle Periods	58
9.3	Certain Tax Covenants	58
9.4	Cooperation on Tax Matters	58
9.5	Transfer Taxes	59

ARTICLE X. SURVIVAL AND INDEMNIFICATION		59
10.1	Survival of Representations and Warranties	59
10.2	Indemnification	59

10.3	Calculation of Losses; Determination of Application	60
10.4	No Double Materiality	60
10.5	Limitations on Indemnification Obligations	61
10.6	Indemnification Procedures	61
10.7	Exclusive Remedy	63
10.8	Adjustment to Purchase Price	63

ARTICLE XI. MISCELLANEOUS		63
11.1	Amendment	63
11.2	Waiver	63
11.3	Notices	64
11.4	Specific Performance	65
11.5	Interpretation	65
11.6	Severability	65
11.7	Entire Agreement	66
11.8	Assignment	66
11.9	No Recourse or Personal Liability	66
11.10	Failure or Indulgence Not Waiver	66
11.11	General Release	67
11.12	Expenses	67
11.13	Governing Law; Venue	67
11.14	Retention of Advisors	68
11.15	Protected Communication	68
11.16	No Waiver of Privilege, Protection from Disclosure or Use	68
11.17	Disclosure Schedules	69
11.18	Waiver of Jury Trial	69
11.19	Counterparts	70
11.20	Parent Guaranty	70
11.21	Time of Essence	70

ANNEXES
Annex 1.1	—	Liens
Annex 1.2	—	Example Net Working Capital Calculation

EXHIBITS
Exhibit A	—	Form of Stock Power
Exhibit B	—	Form of Indemnification Agreement
Exhibit C	—	Form of Management Agreement Termination Agreement
Exhibit D	—	Purchaser Representation and Warranty Insurance

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of April 2, 2018 (this “Agreement”), is by and among Precision Engineered Products LLC, a Delaware limited liability company (“Purchaser”), NN, Inc., a Delaware corporation (“Parent”), solely for purposes of Article V and Article XI, PMG Intermediate Holding Corporation, a Delaware corporation (the “Company”) and Paragon Equity LLC, a Delaware limited liability company (the “Seller”). The Seller and the Company shall be referred to herein collectively as the “Seller Parties” and individually as a “Seller Party.” Purchaser, the Seller and the Company shall be referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding shares of the capital stock of the Company (the “Capital Stock”); and

WHEREAS, Purchaser desires to purchase from the Seller, and the Seller desires to sell to Purchaser, all of the Capital Stock, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Base Consideration” means an amount in cash equal to $375,000,000.

“Buck Note” means that certain Promissory Note dated March 16, 2015, made by Tobias W. Buck in favor of Paragon Medical, Inc. in the original principal amount of $600,000.00.

“Buck Security Pledge Agreement” means that certain Security Pledge Agreement dated as of March 16, 2015, by and between Tobias W. Buck and Paragon Medical, Inc.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in New York, New York.

“Business Employee” means any individual (a) employed by any Paragon Company as of the date hereof or (b) hired by any Paragon Company between the date hereof and as of immediately prior to the Closing.

“Cash on Hand” means all cash of the Company, on a consolidated basis, determined in accordance with GAAP. Notwithstanding anything to the contrary set forth herein, such amounts (i) shall be calculated without duplication of any amount included in the definition of Net Working Capital, and (ii) shall not include cash related to checks or drafts issued by the Paragon Companies to the extent such checks or drafts have not cleared as of the close of business on the day immediately preceding the Closing

Date and accounts payable or accrued expenses have been reduced by such amount. The proceeds of any payments made at or prior to the Closing with respect to the Buck Note, whether made in cash or by setoff against the payments to which Seller is entitled pursuant to Article II, shall be considered Cash on Hand.

“Claim Notice” means written notification which includes (i) a description of the Loss incurred or reasonably expected to be incurred by the Indemnified Party, a reasonably specific description of the basis therefor and the claimed amount of such Loss incurred or reasonably expected to be incurred by the Indemnified Party, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article X for such Loss and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of any such Loss to the extent actually incurred; provided, however, that, with respect to any claim for indemnification asserted by an Indemnified Party in a Claim Notice, in no event will such Indemnified Party be prevented from asserting at a later date Losses in respect of such claim in excess of the amount of Losses set forth in such Claim Notice.

“Closing Date Business Employee” means a Business Employee who continues to be employed by a Paragon Company on the Closing Date.

“Closing Date Cash on Hand” means the Cash on Hand as of the close of business on the day immediately preceding the Closing Date.

“Closing Date Net Working Capital” means the Company’s Net Working Capital as of the close of business on the day immediately preceding the Closing Date.

“Closing Indebtedness” means the aggregate amount of outstanding Indebtedness of the Paragon Companies as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Disclosure Schedules” means the Company Disclosure Schedules delivered by the Company to Purchaser concurrently with the execution of this Agreement.

“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Paragon Companies.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change or effect (collectively, “Events”) that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business of the Paragon Companies, taken as a whole, the results of operations or financial condition of the Paragon Companies, taken as a whole, or the ability of the Seller to consummate timely the transactions contemplated hereby; provided, however, that any adverse Event arising out of, resulting from or attributable to any of the following (either alone or in combination with any other Event) (a) an Event affecting (i) the United States or global economy generally or capital, credit or financial markets generally (including any disruption, change or decline in the prices of any security or any market index), (ii) legal, Tax, regulatory or political conditions generally of the United States or (iii) the industry generally in which the Paragon Companies operate, (b) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, (c) any acts of God, (d) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions, (e) any failure by any Paragon Company to meet any projections, forecasts or revenue or earnings predictions for any period, (f) the execution or announcement of this Agreement or of the Closing or the taking of any action contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby or (g) any actions or omissions by Purchaser or any of its Affiliates, and shall not be taken into account in determining whether, a Company Material Adverse Effect has occurred or would be reasonably likely to occur, except to the extent with respect to clauses (a) through (d) above that any such Event has a disproportionate impact on the Paragon Companies relative to the other Persons in the industries in which the Paragon Companies operate.

“Company Technology” means any and all Technology used or held for use by the Paragon Companies in connection with the business.

“Company Transaction Expenses” means (a) all of the fees, costs and expenses incurred by the Seller or the Paragon Companies prior to the closing in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all fees, costs, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, accountants or other advisors which, in each case, are unpaid as of the Closing, (b) transaction bonuses and any change of control or other similar compensatory payment obligations (including any employer-side employment taxes of the Paragon Companies imposed thereon except to the extent such employer-side employment taxes would otherwise, based on 2017 wages, be payable by the Paragon Companies in 2018) incurred as a result of the transactions contemplated by this Agreement and unpaid as of the Closing, (c) severance which is unpaid as of the Closing for any former employees of the Paragon Companies whose employment was terminated prior to the Closing; (d) one half of any premiums, fees or expenses associated with obtaining the Tail Policies; (e) any unpaid management or similar fees, costs and expenses (including expense reimbursement) owed to Beecken Petty O’Keefe & Company or any of its Affiliates and (f) $350,000 for change of control payments to certain Company employees. For the sake of clarity, other than the amount set forth in subsection (f), Company Transaction Expenses shall not include any change of control, severance or similar payments arising from the termination of employment of any Paragon Company employee by Purchaser, or by a Paragon Company at the direction of Purchaser, at or after the Closing.

“Confidentiality Agreement” means that Confidentiality Agreement by and between Parent and the Company, dated as of August 22, 2017.

“Conflict Minerals” means: (a) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; and (b) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

“Contract” means any agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment, or other arrangement or agreement, whether written or oral, which, in each case, constitutes a contract under applicable Law.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country or any political subdivision or agency thereof.

“Debt Financing Commitment” means, collectively, fully executed commitment letter and Redacted Fee Letter, each dated as of the date hereof, between Purchaser and other parties thereto (together with any Persons that become a party thereto after the date hereof in accordance with the terms thereof, the “Debt Financing Sources”) pursuant to which each of the lenders party thereto has agreed, subject solely to the conditions thereof (including any “market flex” provisions applicable thereto), to lend the amounts set forth therein (collectively the “Debt Financing”), including all amendments, exhibits, attachmetns, appendices and schedules thereto as of the date hereof.

“Debt Financing Source Parties” means, collectively, the Debt Financing Sources, their current or future Affiliates and such Persons’ and their Affiliates’ respective current and former directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, advisors, agents, attorneys or other representatives, and the respective successors and assigns of each of the foregoing; provided, however, that “Debt Financing Source Parties” shall not include (i) Purchaser, its current or future Affiliates and such Persons’ and their Affiliates’ respective current and former directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, advisors, agents, attorneys or other representatives, and the respective successors and assigns of each of the foregoing or (ii) to the extent related to actions or omissions in connection with the representation of the Purchaser in its capacity as an M&A advisor, SunTrust Robinson Humphrey and its current and former directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, advisors, agents, attorneys or other representatives, and the respective successors and assigns of each of the foregoing.

“Estimated Closing Date Cash on Hand” means the Company’s estimate of Closing Date Cash on Hand, as set forth in the Estimated Closing Date Calculation to be delivered pursuant to Section 2.3.

“Estimated Closing Date Closing Indebtedness” means the Company’s estimate of Closing Indebtedness, as set forth in the Estimated Closing Date Calculation to be delivered pursuant to Section 2.3.

“Estimated Closing Date Company Transaction Expenses” means the Company’s estimate of Company Transaction Expenses, as set forth in the Estimated Closing Date Calculation to be delivered pursuant to Section 2.3.

“Estimated Closing Date Net Working Capital” means the Company’s estimate of Closing Date Net Working Capital, as set forth in the Closing Date Calculation to be delivered pursuant to Section 2.3.

“Estimated Purchase Price” means (i) the Base Consideration, (ii) plus the Estimated Closing Date Cash on Hand, if any, (iii) plus the amount (if any) by which the Estimated Closing Date Net Working Capital exceeds the Target Closing Date Net Working Capital or minus the amount (if any) by which the Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital (the “Estimated Net Working Capital Adjustment Amount”), (iv) minus the Estimated Company Transaction Expenses and (v) minus the Estimated Closing Indebtedness of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Food and Drug Laws” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.), and similar domestic, foreign or related Laws relating to medical devices or components of medical devices.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.3 (Capitalization), 3.4 (Subsidiaries), 3.5 (Authority; Enforceability), 3.15 (Taxes), 3.21 (Brokers) and 4.1 (Authority; Enforceability).

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership existence; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization or certificate of formation and operating agreement; (v) if a trust, the trust agreement and any other formation documents; (vi) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vii) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (viii) any amendment or supplement to any of the foregoing.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any agency, arbitrator, court, bureau, department, board, tribunal, commission or authority of the United States, any domestic state, any foreign country or any political subdivision or agency thereof, including any administrative agency or commission, and county or municipality, in each case, whether foreign or domestic.

“Holdback Amount” means $2,450,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means any buildings, facilities, structures, stores, together with all parking areas, loading docks and bay areas, fixtures, utility systems, lighting fixtures, landscaping, sidewalks, security devices, signs and other improvements, in each case located on the Company Leased Real Property.

“Income Tax Return” means all Tax Returns required or permitted to be filed with a Governmental Authority relating to Income Taxes.

“Income Taxes” means the United States federal income Tax and any state, local or non-U.S. net income Tax.

“Indebtedness” means, with respect to any Person at any applicable time of determination, without duplication, (a) any indebtedness of such Person for borrowed money or indebtedness of such Person issued or incurred in substitution or exchange for the deferred purchase price related to acquisitions, including potential amounts payable with respect to earn-outs or purchase price adjustments; (b) any obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or net obligations of such Person under any interest rate, currency or other hedging agreements; (c) any obligations of such Person under capitalized leases; (d) any guaranty by such Person of any of the foregoing; (e) any obligations of such Person under letters of credit to the extent drawn; (f) accrued interest to and including the Closing Date in respect of the obligations of such Person described in clauses (a) through (e) and all premiums, penalties, charges, fees, breakage costs, expenses and other amounts that are due in connection with the payment and satisfaction in full of such obligations, to the extent applicable, at the closing. Indebtedness does not include undrawn letters of credit, surety bonds and similar instruments, any indebtedness or obligations owed to another Paragon

Company by a Paragon Company, any indebtedness incurred by, on behalf of, or at the direction of, Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or any pre-Closing Taxes.

“Information Privacy and Security Laws” means all applicable Laws concerning the receipt, collection, use, storage, processing, sharing, security, privacy, disclosure, sale, license or transfer of any data or information, whether in identifiable or de-identified form (including any Personal Data) (collectively, “Information”) (including any Laws of jurisdictions where the Information was collected), and all regulations promulgated thereunder, including, where applicable, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies, notices, and/or practices, data or web scraping, electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging), telemarketing, outbound calls, faxes, text messaging, and e-mail marketing, the European Union Directive 95/46/EC (and European Union member states implementing Laws and regulations thereunder), the General Regulation of the European Union 2016/679 of 27 April 2016 on the protection of natural persons, the Canadian Personal Information Protection and Electronic Documents Act, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the CAN-SPAM Act, the Health Insurance Portability and Accountability Act of 1996, the Telephone Consumer Protection Act, Children’s Online Privacy Protection Act, and state consumer protection laws.

“Intellectual Property” means (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (ii) domain names, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon, and URLs; (iii) works of authorship, registered and unregistered copyrights, and all applications, registrations, and renewals in connection therewith; (iv) computer software, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and documentation thereof; (v) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (vi) all other proprietary, intangible, or intellectual property rights; (vii) trade secrets and other proprietary confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, training materials, and business and marketing plans and proposals) (the “Trade Secrets”); and (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium), and rights to recover for past, present and future infringement associated with any of the foregoing.

“Inventory” means the inventories of finished goods, products, packaging, supplies, parts and other inventories (including in-transit inventory) used, useable or otherwise saleable in the Ordinary Course of Business.

“Knowledge” or words of similar effect, regardless of case, means (i) with respect to the Seller or the Paragon Companies, the actual knowledge of Tobias W. Buck, Debra F. Yingling, Cory D. Colman, Michael Gosmeyer, Gary McGill, Richard Stetler and Sean Miller and the knowledge that each such person would reasonably be expected to obtain in the course of diligently performing his or her duties for the Paragon Companies, and (ii) with respect to Purchaser, the actual knowledge of Robbie Atkinson, Tom Burwell and Matt Heiter, and the knowledge that such persons would reasonably be expected to obtain in the course of diligently performing his or her duties for Parent and its Subsidiaries.

“Law” means all laws, statutes, ordinances, directives, rules, regulations or interpretations (regarding any such rule or regulation) and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction.

“Lead Arranger” means SunTrust Bank.

“Lien” means, with respect to any property or asset, any lien, charge, pledge, claim, encumbrance, security interest, mortgage, deed of trust, demand, lease, license, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever; provided, however, that the term “Lien” shall not include (i) liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory liens in favor of landlords, workers, carriers, warehousemen, mechanics and materialmen, or other similar liens incurred in the Ordinary Course of Business in each case for amounts which are not yet due, (iii) liens created by or through Purchaser, (iv) liens in respect of any obligations as lessee under capitalized leases, (v) liens arising under applicable securities laws, (vi) Permitted Real Property Liens and (vii) liens set forth on Annex 1.1.

“Losses” means any damages, losses, obligations, liabilities, judgments, fines, penalties, costs and expenses, including reasonable costs of investigation and defense and reasonable out-of-pocket attorneys’ fees and expenses.

“Management Agreement” means that certain Advisory Services Agreement, dated as of December 5, 2013, by and between Beecken Petty O’Keefe & Company LLC and Paragon Medical, Inc.

“Net Working Capital” means, on a consolidated basis, current assets of the Paragon Companies (excluding Cash on Hand, income Tax assets and any receivables with respect to the Buck Note and the Interest Rate Agreement), less current liabilities of the Paragon Companies (excluding income Tax liabilities, Indebtedness and Company Transaction Expenses), all calculated in accordance with GAAP and consistent with the Company’s historical practices. An example of the calculation of Net Working Capital as of December 31, 2017 is set forth on Annex 1.2 hereto for illustrative purposes only, and in the event of any conflict between the definition of Net Working Capital set forth in this Agreement and the calculation of Net Working Capital as of December 31, 2017 set forth on Annex 1.2, the definition of Net Working Capital set forth in this Agreement shall govern and control. Notwithstanding anything to the contrary herein, for purposes of determining Net Working Capital, (A) no assets or liabilities shall reflect any changes in such assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence (including Tax consequences) of the transactions contemplated hereby; (B) the determination shall be based solely on facts and circumstances as they exist as of the Closing and shall exclude the effect of any fact, event, change, circumstance, act or decision occurring on or after the Closing; and (C) no reserve shall be created and no reserve reflected in the Most Recent Balance Sheet shall be increased, decreased or eliminated except in each case by reason of payment, settlement or as required by GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Most Recent Balance Sheet.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any product or services of the Paragon Companies and (c) was licensed for fixed payments of less than Fifty Thousand Dollars ($50,000) in the aggregate or annual payments of less than Twenty-Five Thousand Dollars ($25,000) per year.

“Order” means any binding judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business and operations consistent with the past custom and practice (including, if applicable, with respect to quantity, duration and frequency) of the Paragon Companies.

“Paragon Companies” means the Company and the Company’s Subsidiaries, each of which shall be referred to individually as a “Paragon Company.”

“Permits” means all franchises, authorizations, consents, approvals, licenses, registrations, certificates, permits or other rights and privileges issued by any Governmental Authority.

“Permitted Real Property Liens” means with respect to each parcel of Company-Owned Real Property and Company Leased Real Property (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such parcel which are not yet due and payable as of the Closing Date or are being contested in good faith by appropriate Proceedings and that are appropriately reserved against on the Reference Balance Sheet; (ii) mechanics’, landlord’s, carriers’, workmens’, repairmens’ or contractors’ Liens with respect to such parcel incurred in the Ordinary Course of Business for amounts which are not, individually or in the aggregate, material to the business of the Paragon Companies; (iii) zoning, building and other land use laws imposed by any Governmental Authority having jurisdiction over such parcel that are not violated by existing structures or the ordinary conduct of the business of the Paragon Companies; (iv) easements, encroachments, covenants, conditions, restrictions and other similar matters of record affecting title to such parcel which would not materially impair the operation of the business of the Paragon Companies and do not detract materially from the use, occupancy, value or marketability of titles of the assets subject thereto; and (v) liens identified on issued title policies, title surveys or other documents or writings recorded in the public records, provided that such matters do not prohibit or restrict in any material respect the present use of the parcel.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, Governmental Authority or any other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means, as applicable, (i) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information reasonably could be expected to be used to identify the individual, (ii) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (iii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including, without limitation, personal healthcare information. Personal Data includes (v) personal identifiers such as name, address, email address, IP address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image or voice print and (z) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to a Paragon Company).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date calculated in accordance with Section 9.2.

“Privacy Policy” means each external or internal, policy of the Paragon Companies, relating to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), and other processing of any Personal Data.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative) by or before a Governmental Authority.

“Product” means each product manufactured, assembled, offered, distributed or sold by the Paragon Companies.

“Protected Communications” means, at any time prior to the Closing, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Paragon Companies, the Seller, or any of their respective Affiliates, equity holders, directors, officers, employees, agents, advisors and attorneys relating to or in connection with this Agreement, the events and negotiations leading to this Agreement or any of the transactions contemplated herein.

“Purchaser R&W Insurance Policy” means the representation and warranty insurance policy provided to the Purchaser by the Purchaser R&W Insurance Provider.

“Purchaser R&W Insurance Provider” means VALE Insurance Partners, LLC.

“Redacted Fee Letter” means a fee letter from a Debt Financing Source redacted solely to remove economics, pricing and market flex provisions.

“Required Financial Information” means (i) the financial statements of the Company required pursuant to paragraph 2(c)(2) and 2(c)(4) of Exhibit D to the Debt Financing Commitment and (ii) all financial and other pertinent information of the Paragon Companies that is reasonably required by the Purchaser in connection with the preparation by the Purchaser of any pro forma financial information required to be delivered pursuant to paragraph 2(d) of Exhibit D of the Debt Financing Commitment.

“Sanctioned Person” means any Person or entity listed on (a) the “Specially Designated Nationals and Blocked Persons” list maintained by the U.S. Office of Foreign Assets Control; (b) the United Nations Security Council “Consolidated List” established and maintained by the 1267 Committee; or (c) the European Commission “Consolidated list of persons, groups and entities subject to EU financial sanctions.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Target Closing Date Net Working Capital” means $24,500,000.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, excise, environmental, capital stock, profits, social security (or similar), disability, unclaimed property or escheatment, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties estimated and other similar taxes, charges, fees, duties or other assessments of any kind whatsoever, together with all interest and penalties imposed by any Taxing Authority (domestic or foreign) on such entity.

“Tax Returns” means all returns, declarations, reports, and information statements and returns required or permitted to be filed with a Governmental Authority relating to Taxes, including, but not limited to, original returns and filings, amended returns, claims for refunds, and information returns (federal, state, foreign, municipal or local), and any schedules attached to any of the foregoing.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (but excluding any agreements, contracts, or arrangements the principal subject matter of which is not Taxes).

“Taxing Authority” or “Tax Authorities” means, with respect to any Tax or Tax Return, any Governmental Authority exercising Tax authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection or assessment of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Technology” means all data files, databases, servers, computer software, applications, operating systems, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, and electrical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Transaction Documents” means this Agreement, the Indemnification Agreement and such other instruments and agreements required by this Agreement to be executed and delivered at the Closing.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

1.2    Table of Defined Terms. Terms that are not defined in Section 1.1 have the meanings set forth in the following Sections:

Adjustment Statements	2.7(a)
Agreement	Preamble
Antitrust Laws	6.3(b)
Anti-Corruption Laws	3.24(b)
Arbitrating Accountant	2.7(c)
Audited Financial Statements	3.9(a)
Balance Sheet Date	3.9(a)
Cap	10.5(a)

Capital Stock	Preamble
Closing	2.5
Closing Date	2.5
Closing Statement	2.7(a)
Company	Preamble
Company Leased Real Property	3.15(b)
Company-Owned Real Property	3.15(a)
Company Software	3.16(g)

Delivered Financial Statements	3.10(a)
Employee Plans	3.12(a)
End Date	7.3(a)
Environmental Laws	3.20(f)(i)
Environmental Permits	3.20(f)(ii)
ERISA	3.12(a)
Estimated Closing Date Calculations	2.3
Estimated Net Working Capital Adjustment Amount	1.1
Export Control Laws	3.8(c)
FCPA	3.24(b)
FDA	3.25(a)
Final Adjustment Amount	2.7(d)(v)
Final Closing Date Balance Sheet	2.7(c)
Final Closing Date Cash on Hand	2.7(c)
Final Closing Date Company Transaction Expenses	2.7(c)
Final Closing Date Indebtedness	2.7(c)
Final Closing Date Net Working Capital	2.7(c)
Financial Statements	3.9(a)
GAAP	3.9(a)
Hazardous Substances	3.20(f)(iii)
Inbound IP Licenses	3.16(b)
Indemnification Agreements	2.6(a)(v)
Indemnified Party	10.6(a)
Indemnifying Party	10.6(a)
Insurance Policies	3.19
IP Licenses	3.16(b)
IRS	3.12(e)
Material Contracts	3.7(a)

Material Customers	3.18(a)
Material Suppliers	3.18(b)
Member	8.4
Non-Solicitation Restricted Period	8.2(d)
Outbound IP Licenses	3.16(b)
Parent	Preamble
Parties	Preamble
Payoff Letter	2.4(b)
Personal Property Leases	3.23(a)
Plan	3.12(j)
Protest Notice	2.7(b)
Protest Period	2.7(b)
Purchase Price	2.2
Purchaser	Preamble
Purchaser-Filed Tax Return	9.1(a)
Purchaser Group	6.1
Purchaser Indemnified Persons	10.2(a)
Real Property Lease	3.14(b)
Registered Intellectual Property	3.16(a)
Reference Balance Sheet	3.9(a)
Release	3.20(f)(iv)
Released Parties	11.11(a)
Seller	Preamble
Seller Indemnified Persons	10.2(b)
Seller Parties	Preamble
Sellers	Preamble
Survival Period	10.1
Third-Party Claim	10.6(a)
Trade Secrets	1.1
Transaction Tax Deductions	9.1(a)

ARTICLE II.

PURCHASE AND SALE

2.1    Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, all of the Capital Stock free and clear of all Liens.

2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) payable by Purchaser to the Seller for the Capital Stock will be (i) the Base Consideration, plus (ii) the Closing Date Cash on Hand, minus (iii) the Closing Indebtedness, minus (iv) the Company Transaction Expenses, and (v) plus or minus any Final Adjustment Amount.

2.3    Closing Calculation. No later than two (2) Business Days prior to the Closing Date, Seller will deliver to Purchaser an estimated statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Seller’s good faith calculation of (i) the balance sheet of the Company, on a consolidated basis, as of the close of business on the day immediately preceding the Closing Date prepared in accordance with GAAP on a basis consistent with the Most Recent Balance Sheet (the “Estimated Closing Date Calculation”), (ii) the Estimated Closing Date Cash on Hand, (iii) the Estimated Closing Date Net Working Capital, (iv) the Estimated Closing Date Closing Indebtedness and (v) the Estimated Closing Date Company Transaction Expenses.

2.4    Flow of Funds.

(a)    Payment of Estimated Purchase Price. At the Closing, Purchaser will pay by wire transfer of immediately available funds to Seller, pursuant to and in accordance with the payment instructions provided by Seller in writing at least two (2) Business Days prior to the Closing, cash in an amount equal to the Estimated Purchase Price.

(b)    Payments for Indebtedness. No later than two (2) Business Days prior to the Closing Date, the Seller will deliver to Purchaser a customary payoff letter (a “Payoff Letter”), in form and substance reasonably satisfactory to Purchaser, from each holder of any Closing Indebtedness, and an agreement that, if such Closing Indebtedness owed to such holder is paid to such holder on the Closing Date, all Liens of such holder affecting any real or personal property of the Company will be released. At the Closing, Purchaser shall pay or cause to be paid (on behalf of the Company) all such outstanding Closing Indebtedness in accordance with the Payoff Letters.

2.5    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 100 Peabody Place, Suite 1300, Memphis, Tennessee 38103 or such other place as Purchaser and the Seller otherwise agree (including by means of facsimile, email or other electronic transmission) on the third (3rd) Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Sections 7.1 and 7.2 hereof (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date including Sections 7.1(c) and 7.2(d)); provided, however, Purchaser shall have the right to delay the Closing until the date that is 35 days after the date hereof (the actual date on which the Closing occurs is referred to herein as the “Closing Date”); provided, further, that in the event Purchaser so delays the Closing in accordance with the foregoing proviso, Purchaser shall provide Seller with at least two (2) Business Days’ notice which sets forth the Closing Date, which shall not be after the 35th day after the date hereof.

2.6    Closing Deliverables.

(a)    Seller Parties Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, the Seller Parties shall deliver or cause to be delivered to Purchaser:

(i)    Stock Power. A duly executed stock power with respect to the Capital Stock in the form attached hereto as Exhibit A along with certificates representing the Capital Stock.

(ii)    Certificates.

(A)    a certificate of the Secretary of (1) the Company certifying, as complete and accurate as of the Closing Date, copies of the Governing Documents of the Company, including the Company’s certificate of incorporation (certified by the Secretary of State of the State of Delaware), and certifying and attaching resolutions of the board of directors of the Company approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (2) the Seller certifying, as complete and accurate as of the Closing Date, copies of the Governing Documents of Seller, including the Seller’s certificate of formation (certified by the Secretary of State of the State of Delaware), and certifying and attaching resolutions of Seller’s Board of Managers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(B)    a certificate of good standing of the Seller from the Secretary of State of the State of Delaware.

(C)    a certificate of good standing of each Paragon Company from the applicable Governmental Authority in its jurisdiction of incorporation to the extent such concept is recognized under applicable Law.

(iii)    FIRPTA Certificate. An executed statement, in form and substance satisfactory to Purchaser, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(iv)    Payoff Letters. A Payoff Letter duly executed by each Person to whom any Paragon Company owes any Indebtedness (excluding any capital leases) which will be repaid at Closing.

(v)    Indemnification Agreement. An indemnification agreement among Beecken Petty O’Keefe Fund III, L.P., Beecken Petty O’Keefe Fund III-A, L.P., Seller and the Purchaser, in the form attached hereto as Exhibit B (the “Indemnification Agreement”).

(vi)    Management Agreement. Evidence of termination of the Management Agreement in the form attached hereto as Exhibit C.

(vii)    Tail Policy. Evidence that the Seller has obtained irrevocable “tail” insurance policies (the “Tail Policies”) with respect to directors’ and officers’, fiduciary and employment practices liability coverage for a period of six (6) years in form and substance reasonably acceptable to Purchaser, it being agreed that Purchaser and Seller shall each bear one-half of the cost of obtaining the Tail Policies.

(viii)    Cash Reserve. Seller shall cause the Paragon Companies to retain an aggregate amount of Cash on Hand, equal to at least $6,000,000 dollars (with a minimum of $2,000,000 dollars in each of the U.S., Chinese and Polish operating accounts of the Paragon Companies), which will serve as a cash reserve for immediate post-Closing working capital items (the “Cash Reserve”). Seller shall provide at Closing evidence reasonably satisfactory to Purchaser of the Cash Reserve as of the Closing Date.

(ix)    Interest Rate Agreement. Evidence reasonably acceptable to Purchaser of the termination of the ISDA Master Agreement, dated as of March 5, 2014, by and between PNC Bank, National Association and Paragon Medical, Inc., as amended by the Amended and Restated Schedule to the Amended and Restated ISDA Master Agreement dated as of February 2015, as supplemented by the Confirmation Letter, dated as of February 20, 2015, from PNC Bank, National Asociation to Paragon Medical, Inc. (the “Interest Rate Agreement”).

(b)    Purchaser Closing Deliverables. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing, Purchaser shall deliver, or cause to be delivered to the Seller Parties:

(i)    Certificates.

(A)    a certificate of the Secretary of Purchaser certifying, as complete and accurate as of the Closing, copies of the Governing Documents of Purchaser, including Purchaser’s certificate of formation (certified by the Secretary of State of the State of Delaware), and certifying and attaching resolutions of the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(B)    a certificate of good standing of the Purchaser from the Secretary of State of the State of Delaware.

(ii)    Indemnification Agreement. The Indemnification Agreement duly executed by Purchaser.

(iii)    Purchaser R&W Insurance Policy. Evidence that Purchaser R&W Insurance Policy is bound as of the date hereof and which is attached to this Agreement as Exhibit D.1

2.7    Post-Closing Adjustment.

(a)    As soon as reasonably practicable after the Closing Date, but not later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Seller a statement setting forth in reasonable detail its good faith calculation of an unaudited balance sheet of the Company, on a consolidated basis, as of the close of business on the day immediately preceding the Closing Date (the “Post-Closing Balance Sheet”) and a reasonably detailed statement (the “Closing Statement” and, together with the Post-Closing Balance Sheet, the “Adjustment Statements”) setting forth Purchaser’s calculations of the Closing Date Cash on Hand (the “Post-Closing Cash on Hand”), the Closing Date Net Working Capital (the “Post-Closing Net Working Capital”), the Closing Date Closing Indebtedness (the “Post-Closing Closing Indebtedness”) and the Closing Date Company Transaction Expenses (the “Post-Closing Company Transaction Expenses”). The Post-Closing Balance Sheet shall be prepared in accordance with the standards and principals required to be applied in preparing the Most Recent Balance Sheet pursuant to Section 2.3. Upon receipt of the Adjustment Statements, Seller and its agents and representatives shall be given reasonable on-site access to or copies of (as Seller shall request), for the purpose of verifying the Adjustment Statements: (i) all of the books and records, work papers, trial balances and other materials relating to the Adjustment Statements and (ii) Purchaser’s and the Paragon Companies’ personnel and accountants.

(b)    Within thirty (30) days after delivery of the Adjustment Statements to the Seller (the “Protest Period”), the Seller may deliver written notice (the “Protest Notice”) to Purchaser of any objections that the Seller may have to the Adjustment Statements. Such Protest Notice shall set forth in reasonable detail the amount(s) in dispute and Seller’s proposed amount(s); provided, however, that such thirty (30) day period shall toll during any time that Purchaser fails to comply with Section 2.7(a). Any line item or amount not identified in the Protest Notice as in dispute shall be deemed to be agreed upon, fixed and binding upon the Parties. If the Seller does not deliver a Protest Notice to Purchaser within the Protest Period (or applicable later date if such period is tolled), the Seller shall be deemed to have agreed to the Adjustment Statements prepared and delivered by Purchaser, and such Adjustment Statements (and the calculations therein) shall be deemed to be final, non-appealable and binding upon the Parties.

(c)    Upon receipt of a Protest Notice within the Protest Period, Purchaser and the Seller shall attempt in good faith to resolve any dispute regarding the Adjustment Statements. If Purchaser and the Seller are unable to resolve any disagreement with respect to the Adjustment Statements within twenty (20) days following Purchaser’s receipt of the Protest Notice, then such dispute shall be submitted to the Chicago office of Duff & Phelps Corp., or, if such firm is unable or unwilling to

[1]	To be substantially in the form of the draft R&W Insurance Policy previously reviewed.

be engaged for such purpose, then Purchaser and the Seller will mutually select another independent accounting firm (the “Arbitrating Accountant”). The Arbitrating Accountant will be instructed to send to Purchaser and the Seller, within thirty (30) days of the date on which the Arbitrating Accountant is engaged with respect to such dispute, its determination on the specific matters in dispute which shall be final, non-appealable and binding on all Parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes, and upon which a judgment may be entered by a Court. The Arbitrating Accountant shall make such determination based solely on the data presented by the Parties and not by independent review. The Arbitrating Accountant shall be the sole arbiter of all matters, procedural or substantive, as to such matters in dispute. Each of Purchaser and Seller shall execute the Arbitrating Accountant’s standard engagement letter and fund one-half (1/2) of its standard retainer, if applicable; provided, that the total fees and costs of the Arbitrating Accountant for such determination shall be paid by the Party whose calculation of the Purchase Price is farther from the final calculation of the Purchase Price after taking into account the determinations of the Arbitrating Accountant. For the avoidance of doubt, the Arbitrating Accountant shall not make any determination for any amount other than those still in dispute and, in each case, in accordance with the definitions of Net Working Capital, Closing Indebtedness, Company Transaction Expenses and Cash on Hand set forth herein. The Parties agree that the purpose of the adjustment contemplated by this Section 2.7 with respect to Net Working Capital and Cash on Hand is to measure the amount of changes in Net Working Capital and Cash on Hand using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Estimated Closing Statement, and such adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining Net Working Capital. The terms “Final Closing Date Balance Sheet”, “Final Closing Date Cash on Hand”, “Final Closing Date Indebtedness”, “Final Closing Date Company Transaction Expenses” and “Final Closing Date Net Working Capital”, as used in this Agreement, shall mean the Closing Date Balance Sheet, Closing Date Cash on Hand, Closing Date Indebtedness, Closing Date Company Transaction Expenses, Closing Date Net Working Capital, respectively, in each case, if deemed final in accordance with Section 2.7(b) or the definitive Accounting Statements are agreed to in writing by Seller and Purchaser or resulting from the determinations made by the Arbitrating Accountant in accordance with this Section 2.7(c).

(d)    Within five (5) Business Days after the final determination of the Adjustment Statements:

(i)    If the Final Closing Date Cash on Hand is greater than the Estimated Closing Date Cash on Hand, Purchaser shall pay such excess to the Seller as provided by subsection (v) below. If the Final Closing Date Cash on Hand is less than the Estimated Closing Date Cash on Hand, such deficit shall be paid to Purchaser as provided by subsection (v) below.

(ii)    If the Final Closing Date Closing Indebtedness is less than the Estimated Closing Date Closing Indebtedness, Purchaser shall pay such difference to the Seller as provided by subsection (v) below. If the Final Closing Date Closing Indebtedness is greater than the Estimated Closing Date Closing Indebtedness, such difference shall be paid to Purchaser as provided by subsection (v) below.

(iii)    If the Final Closing Date Company Transaction Expenses are less than the Estimated Closing Date Company Transaction Expenses, Purchaser shall pay such difference to the Seller as provided by subsection (v) below. If the Final Closing Date Company Transaction Expenses are greater than the Estimated Closing Date Company Transaction Expenses, such difference shall be paid to Purchaser as provided by subsection (v) below.

(iv)    If the Final Closing Date Net Working Capital is greater than the Estimated Closing Date Net Working Capital, Purchaser shall pay such excess to the Seller as provided by subsection (v) below. If the Final Closing Date Net Working Capital is less than the Estimated Closing Date Net Working Capital, such deficit shall be paid to Purchaser as provided by subsection (v) below.

(v)    Without duplication, all amounts owed pursuant to Section 2.7(d)(i) through (iv) shall be aggregated, and the net amount (if any) owed by Purchaser to the Seller, on the one hand, or by the Seller to Purchaser, on the other hand, is referred to as the “Final Adjustment Amount”; it being understood and agreed that if the net effect pursuant to this Section 2.7(d)(v) is an increase in the Purchase Price, then Purchaser shall pay by wire transfer of immediately available funds to the Seller an amount in cash equal to the Final Adjustment Amount, and if the net effect pursuant to this Section 2.7(d)(v) is a decrease in the Purchase Price, then the Seller shall pay by wire transfer of immediately available funds to Purchaser an amount equal to such deficit. The Final Adjustment Amount shall be treated as an adjustment to the Purchase Price for Income Tax purposes. Notwithstanding anything herein to the contrary, in no event shall the dollar amount of the Target Closing Date Net Working Capital be subject to adjustment for any reason in connection with any calculation under this Article II or otherwise.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser that the following statements are true and correct as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date):

3.1    Organization and Qualification.

(a)    The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, each of which is set forth in Section 3.1(a) of the Company Disclosure Schedule, in each case, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

(b)    Each Paragon Company, other than the Company, is (i) an entity duly organized, validly existing and in good standing under its jurisdiction of incorporation, and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, each of which is set forth in Section 3.1(b) of the Company Disclosure Schedule, in each case, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect.

3.2    Governing Documents. The Company has made available to Purchaser true and complete copies of all of the Governing Documents of each Paragon Company as presently in effect. No Paragon Company is in violation in any material respect of any such Governing Document.

3.3    Capitalization.

(a)    The authorized capital stock of the Company consists of 100 shares of common stock, all of which are issued and outstanding and all of which are owned by the Seller.

(b)    The Seller is the only stockholder of the Company and owns and has good and valid title to one hundred percent (100%) of the Capital Stock, free and clear of all Liens, and such Capital Stock constitutes all of the issued and outstanding capital stock of the Company. All of the Capital Stock has been duly and validly authorized and issued, is fully paid and nonassessable. No Capital Stock has been issued in violation of any preemptive rights or other rights of any Person or any applicable securities Laws.

(c)    The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its equity securities, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity securities. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its equity securities. There are no distributions which have accrued or been declared but are unpaid on the equity securities of the Company. There are no voting agreements, voting trusts, proxies, registration rights agreements, equity holder agreements or other similar Contracts with respect to any of the shares of the Capital Stock.

3.4    Subsidiaries. Except as set forth on Section 3.4 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any stock or other interest in, or any security issued by, any other Person. No Subsidiary of the Company has any outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other Contracts or commitments that require such Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its equity securities, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such equity securities. There are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its equity securities. There are no distributions which have accrued or been declared but are unpaid on the equity securities of the Subsidiaries of the Company.

3.5    Authority; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, each other Transaction Document to which it is a party and each instrument required hereby to be executed and delivered by it prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company, and no other corporate or similar proceedings on the part of the Company are necessary to authorize this Agreement, any other Transaction Document to which it is a party or any instrument required to be executed and delivered by it prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Purchaser and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

3.6    No Conflict; Required Filings and Consents. The execution and delivery by each of the Seller Parties of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by any Seller Party on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing will not, (a) conflict with, require a consent or notice under or violate any Governing Document of the Paragon Companies, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to any Seller Party or the Paragon Companies or by which any properties, rights or assets of any Seller Party or the Paragon Companies are bound or affected or (c) result in any material breach or violation of, require a consent or notice under, or constitute a default under, or materially impair the Paragon Companies’ rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Paragon Companies pursuant to, any Contract to which such Person is a party, or by which such Person or its properties, rights or assets is or are bound or affected. Except as set forth on Section 3.7 of the Company Disclosure Schedule, no Governmental Approval of, or filing with, any Governmental Authority is required to be obtained or made by or with respect to the Paragon Companies or any Seller Party in connection with the consummation of the transactions contemplated hereby.

3.7    Material Contracts.

(a)    Section 3.7(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Material Contracts to which the Paragon Companies are a party or are otherwise bound. As used herein, “Material Contracts” means all of the following:

(i)    all Contracts (A) for the employment of any officer, director, individual employee, or other Person on a full-time or consulting basis providing for annual payments of $100,000 or more, (B) with independent contractors or consultants (or pursuant to similar arrangements), (C) providing for any retention, change of control or other bonus agreements in connection with the transactions contemplated by this Agreement, and/or (D) for deferred compensation or severance;

(ii)    all pension, profit sharing, stock option or employee equity Contracts or other plans providing for deferred compensation to employees;

(iii)    all Contracts involving revenues, receipts, expenditures or payments in excess of $500,000 in the aggregate during the 12-month period ended December 31, 2017 (excluding purchase orders entered into in the Ordinary Course of Business on standard terms and conditions);

(iv)    loan agreements or indentures relating to Indebtedness and each agreement guaranteeing, or providing security for, Indebtedness of any Paragon Company or mortgaging, pledging or otherwise placing a Lien on the assets of the Paragon Companies;

(v)    all capital lease obligations of the Paragon Companies;

(vi)    all Personal Property Leases;

(vii)    except for Real Property Leases, all Contracts (w) pursuant to which a Paragon Company agrees not to make an unsolicited offer to the board of another company, (x) containing covenants limiting the freedom of the Paragon Companies to compete in any line of business or to compete with any Person or to operate its business in any geographical area, (y) committing the Paragon Companies to an exclusive arrangement or relationship with any Person (other than, with respect to Contracts with customers, exclusive arrangements or relationships with such customers for the products to be produced thereunder), (z) containing non-solicitation provisions restricting the activities of the Paragon Companies (other than nondisclosure agreements that may contain covenants not to solicit or hire employees of third parties);

(viii)    except for Real Property Leases, all Contracts which involve or provide for any right of first refusal, right of first offer, preferred pricing (including “most favored nation”) or similar provisions, performance guarantees, minimum referral volumes, rebates, discounts, or incentive or volume purchase credits;

(ix)    all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, or similar arrangement;

(x)    all Contracts (A) relating to the voting or registration of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to securities, or (C) providing the Paragon Companies with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(xi)    all Contracts with a Material Customer;

(xii)    all Contracts with a Material Supplier;

(xiii)    each Real Property Lease and any leases, subleases, licenses or similar Contracts requiring payment to the Paragon Companies affecting any Company Leased Real Property;

(xiv)    leases, subleases, licenses or similar Contracts requiring payments to or from the Paragon Companies in excess of $100,000 per annum representing an interest in or in respect of any rights, assets or property other than Company Leased Real Property or IP Licenses;

(xv)    all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course of Business), advance to, or investment in any Person by the Paragon Companies, or any Contract relating to the making of any such loan, advance, or investment;

(xvi)    all Contracts (other than this Agreement, the other Transaction Documents and agreements related to employment that have been entered into in the Ordinary Course of Business) between the Paragon Companies and (A) any Affiliate of the Paragon Companies, (B) any current or former (during the past three (3) years) officer or director of the Paragon Companies, or (C) Seller or Affiliate thereof;

(xvii)    all Contracts (including letters of intent, whether binding or non-binding) involving the disposition or acquisition of properties, equipment, assets or any business or line of business involving consideration of more than $250,000 individually, or $250,000 in the aggregate, or any merger, consolidation or similar business combination transaction, in each case for transactions which are currently contemplated by the Company but which have not yet been consummated;

(xviii)    all Contracts entered into the past three (3) years involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xix)    all collective bargaining agreements or other agreements with any labor union;

(xx)    all Contracts granting any Person any equity appreciation, phantom equity, profit participation or similar rights with respect to the Company;

(xxi)    all Contracts with any Governmental Authority; and

(xxii)    all powers of attorney granted to any Person.

(b)    True and complete copies of all written Material Contracts, including all amendments and modifications thereof, have been made available to Purchaser by the Company and true and complete written descriptions of oral Material Contracts have been made available to Purchaser by the Company. Each Material Contract is in full force and effect, is a valid and binding obligation of the applicable Paragon Company and, to the Knowledge of the Company, of each other party thereto and is enforceable in accordance with its terms against the applicable Paragon Company and, to the Knowledge of the Company, against each other party to such Contract, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)    Neither the Paragon Companies nor, to the Knowledge of the Company, any other party to any Material Contract, is or during the past three (3) years has been, in breach or default under any Material Contract, and no event during the past three (3) years has occurred that, with or without notice or lapse of time, would constitute a breach or default under any Material Contract. The Paragon Companies during the past three (3) years have not given to, or received from, any other party to any Material Contract, any written notice regarding any actual or alleged material breach of or default under any Material Contract by the Paragon Companies or any other party to such Material Contract. The Paragon Companies have not, in writing, released or waived any of its rights under any Material Contract.

3.8    Compliance with Laws; Import and Export Compliance.

(a)    The Paragon Companies are, and at all times during the past three (3) years have been, in compliance in all material respects with all applicable Laws and all Orders of any Governmental Authority applicable to the Paragon Companies or the ownership, lease, use, occupancy, or operation of their respective assets or properties or the conduct of the Paragon Companies’ businesses. During the past three (3) years, the Paragon Companies have not received any written notice from any Governmental Authority regarding the breach of any applicable Law. To the Knowledge of the Company, there is no, and during the past three (3) years has not been any, investigation by a Governmental Authority pending against or threatened against the Paragon Companies.

(b)    The Paragon Companies have all material Permits required under applicable Laws or necessary in connection with the conduct of their respective business, a true, correct, and complete list of which is set forth in Section 3.8(b) of the Company Disclosure Schedule. Each such Permit is valid and in full force and effect, and the Paragon Companies are, and have been during the past three (3) years, in compliance with all of the terms and requirements of each such Permit. During the past three (3) years, the Paragon Companies have not received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged breach of any term or requirement of any such Permit or any investigation or hearing related thereto or (B) any actual or proposed revocation, non-renewal, withdrawal, suspension, cancellation, or termination of, or modification to, any such Permit.

(c)    The Paragon Companies are, and during the last six (6) years have been, in compliance, in all material respects, with all applicable Laws relating to export controls, and the importing and exporting of goods and technology (“Export Control Laws”), including, without limitation,

(i) the Export Administration Regulations (including the anti-boycott regulations contained therein) and Foreign Trade Regulations administered by the United States Department of Commerce; (ii) the International Traffic in Arms Regulations administered by the United States Department of State; (iii) Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury; and (iv) export control laws and regulations imposed by any country in which any Paragon Company operates. No director or officer of any Paragon Company, or any employee of any Paragon Company, is a Sanctioned Person. None of the Paragon Companies is, or during the last six (6) years has been, engaged in transactions with or involving countries subject to economic or trade sanctions imposed by the United States federal government or with or, to the Knowledge of the Company, involving a Sanctioned Person. During the last six (6) years, each Paragon Company has obtained all material export permits, licenses, and authorizations required for export of goods and/or technology from relevant jurisdictions. During the last six (6) years, none of the Paragon Companies has been denied export privileges or debarred or suspended from participating directly or indirectly in the export of defense articles, including technical data, or in the furnishing of defense services, for which a license or approval for export would be required under applicable Law. During the last six (6) years, none of the Paragon Companies has made any written voluntary disclosure to any Governmental Authority related to the violation of any Export Control Law. To the Knowledge of the Company, none of the Paragon Companies is, nor during the last six (6) years has it been, the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority related to violations of Export Control Laws.

3.9    Financial Statements.

(a)    Section 3.9(a) of the Company Disclosure Schedule contains true and complete copies of the (i) audited consolidated balance sheet of the Company as of December 31, 2017 and December 31, 2016 and the related consolidated statements of income and cash flows for the years then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of February 28, 2018 (the “Most Recent Balance Sheet”) and the related consolidated statements of income and cash flows for the two (2) months then ended (the “Delivered Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The audited balance sheet of the Company as of December 31, 2017 is referred to herein as the “Reference Balance Sheet” and December 31, 2017 is referred to herein as the “Balance Sheet Date.” The Financial Statements were prepared on the basis of the books and records of the Company kept in the Ordinary Course of Business and in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of interim financial statements, for normal recurring year-end adjustments and the absence of footnotes) applied on a consistent basis throughout the periods indicated and fairly present in all material respects the financial position and results of operations and cash flows of the Company as of the respective dates thereof and for the periods indicated. The books of account and other financial records of the Company, all of which have been made available to Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in all material respects in accordance with sound business practices. The Paragon Companies have implemented and maintain a system of internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and no material weaknesses in internal controls or reportable conditions exist as of the Balance Sheet Date. To the Knowledge of the Company, in the last three (3) years the Paragon Companies have not received any written complaint, allegation, assertion, or claim that the Paragon Companies have engaged in improper accounting or auditing practices.

(b)    The Paragon Companies have no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) required to be disclosed on a balance sheet prepared in accordance with GAAP, consistently applied, except for (i) liabilities or obligations reflected or reserved against on the face of the Reference Balance Sheet or disclosed in the footnotes thereto; (ii) Permitted

Real Property Liens; (iii) liabilities arising in the Ordinary Course of Business since the date of the Reference Balance Sheet (none of which relates to a breach of Contract, breach of warranty, tort, infringement or violation of Law) and (iv) as set forth on Section 3.9(b) of the Company Disclosure Schedule.

(c)    All accounts and notes receivable reflected on the Reference Balance Sheet arose in the Ordinary Course of Business and there are no material disputes, contests, claims, counterclaims, or setoffs with respect to such accounts receivable that have not been reserved for in the Reference Balance Sheet. Each of the accounts and notes receivable reflected in the Reference Balance Sheet is a valid and legally binding obligation of account debtor enforceable in accordance with its terms and, to the Knowledge of the Company, not subject to setoffs, counterclaims or other defenses (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity and applicable Laws governing specific performance, injunctive relief or other equitable remedies).

3.10    Absence of Certain Changes or Events. Since December 31, 2017, there has not been a Company Material Adverse Effect and, except in connection with the transactions contemplated hereby, the Paragon Companies have conducted their respective businesses in all material respects only in the Ordinary Course of Business and the Paragon Companies have not:

(a)    made any declaration or payment of any distributions on or in respect of any equity securities or interests of such entity, or made any other payment to or on behalf of Seller or any Affiliate thereof other than in the Ordinary Course of Business;

(b)    (i) issued, sold, redeemed or acquired any equity securities (including Capital Stock) or any other ownership interest in such entity; (ii) effected any recapitalization, reclassification, unit split or similar change in the capitalization of such entity; (iii) issued or granted any option, warrant, convertible or exchangeable security, subscription, call, or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any ownership interest in such entity; or (iv) entered into any Contracts, agreements or arrangements to issue, redeem, acquire or sell any equity securities or any other ownership interests in such entity;

(c)    made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed or promised in writing to pay, conditionally or otherwise, any bonus, incentive, retention, or other compensation, retirement, welfare, fringe or severance benefit, or vacation pay, to or in respect of any manager, officer or employee of the Paragon Companies, other than increases in the Ordinary Course of Business in the base wages or salaries of employees of the Paragon Companies including officers or managers or as required by any employment Contract that the Company has made available to Purchaser;

(d)    hired or terminated a manager or officer who has total annual compensation of $100,000 or greater or engaged or terminated independent contractors other than in the Ordinary Course of Business;

(e)    breached or waived in writing any breach or any right with respect to, any Material Contract;

(f)    canceled, written off, or compromised any debt or claim or amended, canceled, terminated, relinquished, waived, or released any Contract or right, except in the Ordinary Course of Business and which, in the aggregate, are not material to the Paragon Companies;

(g)    materially modified its pricing and purchasing policies and levels;

(h)    entered into, amended, renewed, terminated, or permitted to lapse any transaction with any of its Affiliates, paid to or received from any Affiliate of the Seller or the Paragon Companies any amount, or engaged in any transaction or provided any consideration relating to the release, modification, or diminution of any guarantee, bond or other obligation of Seller or any Affiliate thereof outside of the Ordinary Course of Business;

(i)    changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or delay or deferral of the payment or collection thereof) or otherwise accelerated revenue recognition or the sales for periods prior to the Closing;

(j)    amended any of its Governing Documents, or failed to maintain its existence as a corporation or limited liability company;

(k)    adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;

(l)    entered into any compromise or settlement of any Proceeding or any investigation by any Governmental Authority;

(m)    made any filings or registrations with any Governmental Authority, except routine filings and registrations made in the Ordinary Course of Business;

(n)    adopted, amended, modified, or terminated any of its Employee Plans, except as required by applicable Law and annual changes made in the Ordinary Course of Business;

(o)    except as required as a result of a change in Law or GAAP (or any interpretation thereof), made any material change in any of the accounting practices or principles used by the Paragon Companies, or change any accounting period;

(p)    made any change in Tax reporting principles, methods or policies, settled any Tax controversy, amended any Tax Return, or made any material Tax election with respect to the Paragon Companies;

(q)    written up or down (or failed to write up or down) the value of any assets, except in the Ordinary Course of Business or in compliance with GAAP;

(r)    made any loans, advances or capital contributions to, or investments in, any Person, other than accounts receivable owing from trade debtors in the Ordinary Course of Business or in accordance with the Company’s reimbursement policy;

(s)    mortgaged, pledged or subjected to any Lien any of its assets outside of the Ordinary Course of Business;

(t)    sold or transferred, or mortgaged, pledged, leased (as lessor), licensed (as licensor), terminated any lease (as lessor) or licensed (as licensor), or otherwise disposed of, any tangible or intangible asset or group of related assets of the Paragon Companies with a value in excess of $100,000, other than in the Ordinary Course of Business;

(u)    sold, assigned, transferred, disposed of, lost, abandoned, granted exclusive rights to, or let lapse any Company Intellectual Property;

(v)    acquired any corporation, partnership, limited liability company, or other business organization or any business, other line of business or assets (excluding budgeted capital expenditures, raw materials and inventory) in excess of $2,500,000, or entered into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement (other than, with respect to Contracts with customers, exclusive arrangements or relationships with such customers for the products to be produced thereunder);

(w)    issued any debt securities or incurred any Indebtedness (other than draws on any existing line of credit); or

(x)    entered into any Contract to do or perform in the future any actions referred to in this Section 3.9(b) other than in the Ordinary Course of Business (excluding purchase orders entered into in the Ordinary Course of Business on standard terms and conditions).

3.11    Absence of Litigation, Claims and Orders.

(a)    Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company, threatened by or against the Paragon Companies. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, during the past three (3) years, there have not been any Orders rendered against, or any settlements effected by, the Paragon Companies in connection with any Proceedings brought by or against the Paragon Companies.

(b)    There are no Orders outstanding, or to the Knowledge of the Company threatened, (i) against the Paragon Companies or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Paragon Companies; or (ii) against the Paragon Companies that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) as well as any bonus, stock option, equity compensation, deferred compensation plan, stock purchase, medical, compensation, welfare, disability, severance or termination pay, insurance or incentive plan and each other material benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Paragon Companies for the benefit of any employee, leased employee, director, officer, shareholder or natural person independent contractor (in each case either current or former) of the Paragon Companies or their dependents (the “Employee Plans”). The Paragon Companies have no liability, contingent or otherwise, with respect to any plan, arrangement or practice of the type described in this Section 3.12(a) other than the Employee Plans set forth on Section 3.12(a) of the Company Disclosure Schedule.

(b)    No Employee Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, and none of the Paragon Companies have maintained, contributed to, or been required to contribute to any

Employee Plan described in clauses (i), (ii), (iii) or (iv) above within the last three (3) years. During the past three (3) years, no act or omission has occurred that has caused or would reasonably be expected to cause any Paragon Company to incur any liability under Title IV of ERISA, Section 302 or ERISA or Section 412 of the Code, including but not limited to as a result of being considered a single employer with another entity under Section 414 of the Code.

(c)    The Paragon Companies and any applicable Benefit Plan have at all times during the past three (3) years complied in all material respects with all applicable provisions of the Patient Protection and Affordable Care Act, also referred to as the Affordable Care Act, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Code Section 4980H and related regulations), or the payment of the applicable penalty, and the applicable employer information reporting provisions under Code Section 6055 and Code Section 6056 and related regulations.

(d)    Each Employee Plan has been operated and administered in all material respects in compliance with its terms and all applicable laws, including ERISA and the Code. Neither the Paragon Companies nor, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has engaged in a prohibited transaction that could reasonably be expected to subject the Paragon Companies to a material Tax or penalty imposed under Section 4975 of the Code or Sections 502(i), (j) or (l) of ERISA. Neither the Paragon Companies nor any other fiduciary of an Employee Plan, has caused a breach of fiduciary duty with respect to Employee Plans, pursuant to ERISA or otherwise that could reasonably be expected to subject the Paragon Companies to a material Tax or penalty.

(e)    With respect to each Employee Plan: (i) no actions, suits, claims or disputes are pending or to the Knowledge of the Company threatened against any such plan, the trustee or fiduciary of any such plan, the Paragon Companies, or any assets of any such plan (other than claims for benefits in the ordinary course); (ii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the Internal Revenue Service (the “IRS”) and the Department of Labor; (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant, in each case during the past three (3) years, have been duly or timely filed or distributed except to the extent it would not reasonably be expected to subject the Paragon Companies to a material Tax or penalty; (iv) all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of December 31, 2017 have been timely paid or properly accrued on the Reference Balance Sheet; and (v) as of December 31, 2017, no such plan had any unfunded liability which is not reflected on the Reference Balance Sheet.

(f)    None of the Employee Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing health or life insurance benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

(g)    The Company has provided or made available to Purchaser true and complete copies of the following documents relating to the Employee Plans, to the extent applicable: (i) copies of each current Employee Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or investment advisory agreements and all prior Employee Plan documents, if amended within the last two years), together with all current trust agreements, (ii) the three (3) most recent annual reports on Form 5500 and any auditor’s reports, (iii) the three (3) most recent financial statements, (iv) the three (3) most recent actuarial reports, (v) all current Contracts with any investment manager or investment advisor with respect to any Employee Plan of the Company, (vi) all

IRS favorable determination letters or opinion letters upon which the Paragon Companies is entitled to rely, (vii) all correspondence with the IRS, Department of Labor or the Pension Benefit Guaranty Corporation regarding any investigation, claim or allegation which has not been resolved and which is reasonably expected to result in material liability to the Paragon Companies and, (viii) all current summary plan descriptions and summaries of material modifications thereto. In the case of any unwritten Employee Plan, a written description of such plan has been furnished to Purchaser.

(h)    With respect to each Employee Plan intended to qualify under Code Section 401(a): (i) the plan has received a favorable determination letter or prototype opinion letter from the IRS on which the plan sponsor is entitled to rely, no circumstance exists that could reasonably be expected to result in the revocation of such exemption or the imposition of any material penalty or Tax; (ii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iii) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (iv) as of December 31, 2017, the present value of all liabilities under any such plan did not exceed the fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(i)    Except as required by applicable Law, or except as set forth in Section 3.12(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will (i) result in any payment or benefit becoming due to any natural person service provider; (ii) increase any payment or benefit otherwise payable to any natural person service provider including under any Employee Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any such payments or benefits.

(j)    Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Paragon Companies are a party (collectively, a “Plan”) complies in all material respects with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any final Treasury regulations issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. The Paragon Companies have no obligation to reimburse or otherwise ‘‘gross up’’ any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(k)    The Paragon Companies have no Contract to create any additional Employee Plan, or any plan, agreement or arrangement that would be an Employee Plan if adopted, or to modify any existing Employee Plan, except as required by applicable Law. The Paragon Companies have not terminated health coverage with respect to any employee in anticipation of termination of employment, such that the termination of health coverage would be disregarded for purposes of Treasury Regulations Section 54.4980B-4(c).

(l)    None of the Paragon Companies have used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided service as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to any of the Employee Plans by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(m)    Except as set forth in Schedule 3.12(m), there are no Employee Plans applicable to the employees of the Paragon Companies located in Poland, other than statutory benefits provided under Polish law. The Paragon Companies have provided those statutory benefits in compliance with all applicable Laws.

(n)    Except as set forth in Schedule 3.12(n), there are no Employee Plans applicable to the employees of the Paragon Companies located in China, other than statutory benefits provided under Chinese law. The Paragon Companies have provided those statutory benefits in compliance with all applicable Laws.

3.13    Labor Matters.

(a)    The Paragon Companies are not, and during the past three (3) years, have not been, a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, and there are no labor organizations representing, purporting to represent. During the past three (3) years, there has not been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, labor arbitrations, or other similar material labor activity or dispute against the Paragon Companies. There are no written grievances, labor arbitrations, unfair labor practice charges, or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Paragon Companies. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Paragon Companies.

(b)    There are no pending or, to the Knowledge of the Company, threatened charges or complaints against the Paragon Companies before any Governmental Authority regarding discrimination, harassment, retaliation, wrongful discharge or constructive discharge, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims. The Paragon Companies are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of the Paragon Companies, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance. No Paragon Company has received written notice from or on behalf of a current or former employee, consultant or independent contractor that alleges any violation of applicable Law by a Paragon Company with respect to discrimination, harassment, retaliation, wrongful discharge or constructive discharge, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims or workers’ compensation claims which, in each case, is still pending or is under investigation.

(c)    Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, all employees of the Paragon Companies are residing and/or working in the United States.    The Paragon Companies are in compliance in all material respects with all applicable Laws relating to immigration and naturalization. During the past three (3) years, no Proceeding has been filed against the Paragon Companies or, to the Knowledge of the Company, any employees thereof, that: (i) alleges any failure so to comply; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of the Paragon Companies to sponsor employees for immigration benefits and there is no reasonable basis for any of the foregoing. The Paragon Companies have not, during the past three (3) years, received written notice from a Governmental Authority that any audit, investigation, or other Proceeding has been commenced against the Paragon Companies with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

(d)    Schedule 3.13(d) of the Company Disclosure Schedule sets forth the number of former employees of the Paragon Companies who experienced an “employment loss” (as defined under Worker Adjustment Retraining and Notification Act (the “WARN Act”)) in the ninety-day period ending on the date hereof, the date of any such “employment loss,” and the work location of such employees.

(e)    Except as set forth on Section 3.13(e) of the Company Disclosure Schedule, all employees of the Paragon Companies are employed on an at-will basis.

(f)    With respect to the employees of the Paragon Companies and any other Person who is or has been engaged by the Paragon Companies under any labor Contract, during the past three (3) years: (i) the Paragon Companies are and have been in compliance in all material respects with all applicable Laws regarding labor and employment, including, by way of example, those related to written and unwritten employment Contracts, employment practices, terms and conditions of employment, wages (including deferred forms of remuneration as the end-of-service allowance) and hours, including calculation and payment of overtime compensation, employee classification, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, immigration and workers’ compensation, social security charges and insurance premiums, mandatory hiring of disabled employees, supplementary pension schemes, additional healthcare plans, termination of the employment relationship, employee privacy and whistleblowing; and (ii) the Paragon Companies have not received any written notice of any claims made by any employee or other personnel who is or has been engaged under any Contract to provide services to the Paragon Companies before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Safety and Health Administration, the Workers Compensation Appeals Board or any other comparable Governmental Authority, that has individually or in the aggregate subjected or would reasonably be likely to subject, the Paragon Companies to any material liability.

3.14    Real Property.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by any of the Paragon Companies (the “Company-Owned Real Property”), including the street address.

(b)    Section 3.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all real property with respect to which the Paragon Companies hold a leasehold or subleasehold interest or otherwise have a license to use or occupy (the premises subject to such leasehold or subleasehold interest or license are referred to herein as the “Company Leased Real Property”), including the street address; and (ii) each agreement, lease, sublease or other occupancy agreement under which the Paragon Companies lease, sublease, license, occupy or otherwise have the right to use any Company Leased Real Property, together with all assignments and modifications relating thereto (each, a “Real Property Lease”). The Paragon Companies are in possession of each Company Leased Real Property and have not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Company Leased Real Property. All Real Property Leases are in writing, and the Company has made available to Purchaser true, correct, and complete copies of the Real Property Leases.

(c)    The Paragon Companies own a fee simple interest in each Company-Owned Real Property free and clear of all Liens. None of the Paragon Companies has collaterally assigned or granted any Lien in any Company-Owned Real Property. The Paragon Companies own good leasehold title to the Company Leased Real Property free and clear of all Liens. None of the Paragon Companies has collaterally assigned or granted any Lien in any Real Property Lease or any interest therein.

(d)    All of the Real Property Leases are valid and binding against the Paragon Companies and, to the Knowledge of the Company, the other parties thereto, and in full force and effect. Neither the Paragon Companies nor any Seller Party has received any written notice of any breach or default that, with or without the giving of notice, the passage of time or both, would constitute a breach or a default of any of the Real Property Leases, and the Paragon Companies, each Seller Party and, to the Knowledge of the Company, each other party thereto is in compliance in all material respects with all obligations of such party thereunder. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default of any Real Property Lease that has not been redeposited in full. Neither the Paragon Companies nor any Seller Party has given or received any written notice of termination, cancellation, adverse modification, or non-renewal with respect to any Real Property Lease. Neither the Paragon Companies nor any Seller Party owes any brokerage commissions or finder’s fees with respect to any Real Property Lease.

(e)    The use or occupancy of the Company-Owned Real Property and Company Leased Real Property by the Paragon Companies and operation of the business of the Paragon Companies thereon does not breach any applicable Laws in any material respect. Neither the Paragon Companies nor any Seller Party has received any written or oral notice of a breach, default or violation of any applicable Law. To the Knowledge of the Company, there is no pending or threatened zoning application or proceeding or condemnation, eminent domain, or taking proceeding affecting any Company-Owned Real Property or any Company Leased Real Property.

(f)    All Improvements located on Company-Owned Real Property and Company Leased Real Property used by the Paragon Companies (including all water, sewer, gas, electrical, and HVAC systems servicing the same): (i) are in reasonably good operating condition and repair, ordinary wear and tear excepted; and (ii) are reasonably suitable for the purposes for which they are currently used by the Paragon Companies for the operation of the business of the Paragon Companies with no conditions affecting any of the Company-Owned Real Property or the Company Leased Real Property, as applicable, that, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof.

(g)    There are no outstanding requirements of any Paragon Company by any insurance company which has issued an insurance policy covering any Company-Owned Real Property or Company Leased Real Property or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on any Company-Owned Real Property or Company Leased Real Property.

(h)    Each Company-Owned Real Property and each Company Leased Real Property: (i) is adequately serviced by all utilities necessary for the conduct of the business of the Paragon Companies as currently conducted thereon; (ii) has adequate means of ingress and egress to and from a public road or street; (iii) has adequate parking to service the business of the Paragon Companies and as required by applicable Laws and (iv) is not located in whole or in part within an area identified as a special flood hazard area by any Governmental Authority.

3.15    Taxes.

(a)    The Paragon Companies have: (i) timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in material compliance with all applicable Laws, and are true, correct and complete in all material respects; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all such other material Taxes due and payable by the Paragon Companies, except for Taxes set forth on Schedule 3.16 being contested in good faith. The Paragon Companies are in material compliance with all special tax regimes applicable to the Paragon Companies pursuant to an agreement with a Taxing Authority which reduce the rate of taxation below the statutory rate of tax.

(b)    The Paragon Companies have timely withheld and paid over to the appropriate Taxing Authority all material Taxes which they are required to withhold from amounts paid or owing to any employee, member, stockholder, creditor, holder of securities or other third party, and the Paragon Companies have complied in all material respects with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c)    There are, as of the date of this Agreement, no pending or, to the Knowledge of the Company, threatened, federal, state, local or foreign audits, examinations, actions, suits, or proceedings by any Taxing Authority relating or attributable to Taxes or any Tax Return now in progress or proposed in writing against the Paragon Companies. There are as of the date of this Agreement no deficiencies for any Taxes, no claims for additional Taxes, and no other disputes or claim relating or attributable to any Tax liability of the Paragon Companies claimed, issued or raised by any Taxing Authority that remain outstanding and have not been properly reflected in the Financial Statements in accordance with GAAP. Except as the result of extending the due date of any Tax Return, the Paragon Companies have not waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d)    The Paragon Companies are not a party to, nor bound by, nor have any obligation under any agreement, plan, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, taking into account for purposes of this representation only payments pursuant to such agreements, plans or arrangements in effect as of the Closing Date. No Person is entitled to receive any “gross-up” payment from the Paragon Companies in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person.

(e)    Other than powers of attorney given in the ordinary course of business, there are no power of attorney given by or binding on the Paragon Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not expired.

(f)    No Liens have been filed by any Taxing authority with respect to the assets of the Paragon Companies, except Liens for Taxes not yet due and payable.

(g)    The Paragon Companies (A) have not been a member of an affiliated group filing a consolidated federal Income Tax Return (other than any such group where the common parent is or was the Company or any of its Subsidiaries) and (B) other than pursuant to a Contract the principal purpose of which is not Taxes, have no liability for the Taxes of any Person (other than a Paragon Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract. The Paragon Companies are not a party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal Income Tax purposes. The Paragon Companies do not own any equity, securities or other interest in any Person other than a Paragon Company.

(h)    The Paragon Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting, or use of an improper method of accounting, for a taxable period beginning on or prior to the Closing Date made by a Paragon

Company prior to the Closing; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed by a Paragon Company prior to the Closing; or (C) modification or forgiveness of any indebtedness of a Paragon Company made prior to the Closing.

(i)    The Paragon Companies (i) are not a party to, are not bound by, and have no obligation under, any Tax Sharing Agreement; nor (ii) have any potential liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such Tax Sharing Agreement.

(j)    The Paragon Companies have not, within the last two (2) years, distributed stock (or equivalent equity interest) of another Person, or had its stock (or equivalent equity interest) distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(k)    The Paragon Companies have not: (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local or foreign Law); (ii) entered into any transaction identified as a “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)    As of the date of this Agreement, no unresolved written claim has been made within the last three (3) years by a Taxing Authority in a jurisdiction where the Paragon Companies do not file Tax Returns and pay Taxes that the Paragon Companies are or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

3.16    Intellectual Property.

(a)    Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or private registrar in any jurisdiction as of the date hereof, in each case, listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial, or registration number (“Registered Intellectual Property”); and (ii) material unregistered trademarks. The Paragon Companies exclusively own legally, beneficially, and of record (where applicable), all rights, title and interests in or to or have a valid and enforceable right to use pursuant to an IP License, all Company Intellectual Property, in each case free and clear of all Liens and has a valid and enforceable right to use all other Intellectual Property used or held for use in connection with Business as currently conducted. The Company Intellectual Property is valid, enforceable and subsisting and not subject to any outstanding Order, Contract, or Proceeding adversely affecting Purchaser’s use thereof or rights thereto. The Paragon Companies have taken sufficient measures to perfect the chain of title recorded with the applicable Government Authority with respect to each item of Registered Intellectual Property, including recording any assignment of any Registered Intellectual Property assigned to a Paragon Company with the relevant Governmental Authority in accordance with applicable laws and regulations in each jurisdiction in which such assignment is required to be recorded. All of the Registered Intellectual Property is subsisting, has not expired or has not been cancelled or abandoned and is valid and enforceable.

(b)    Section 3.16(b) of the Company Disclosure Schedule identifies each Contract pursuant to which (i) the Paragon Companies license, or acquire, for use in their respective businesses, an item of Company Technology or Intellectual Property that any Person besides the Paragon Companies owns (the “Inbound IP Licenses”) other than Off-the-Shelf Software, and (ii) one or more of the Paragon Companies have granted any Person any right or interest in Company Intellectual Property including any right to use any item of Company Technology (the “Outbound IP Licenses” and, together with the Inbound IP Licenses, the “IP Licenses”), except for Off the Shelf Software. Except for Off the Shelf Software, the Technology and Intellectual Property licensed to the Paragon Companies under the Inbound IP Licenses identified on Section 3.16(b) of the Company Disclosure Schedule and to the extent provided in such Inbound IP Licenses and under the Outbound IP Licenses identified on Section 3.16(b) of the Company Disclosure Schedule, none of the Company Technology or Company Intellectual Property is in the possession, custody, or control of any third party. All IP Licenses are in full force and effect in accordance with their terms and no default exists under any of the IP Licenses by Paragon Companies or by any other party thereto.    All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, the Paragon Companies in respect of any Intellectual Property used in connection with the business of the Paragon Companies are disclosed in the Financial Statements in accordance with GAAP.

(c)    The Company Intellectual Property and the Inbound IP Licenses together constitute all of the Intellectual Property necessary to conduct the business of the Paragon Companies as currently conducted.

(d)    The Paragon Companies have used reasonable measures to protect the secrecy, confidentiality and value of their Trade Secrets.

(e)    Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, (i) neither the Paragon Companies nor the conduct of the Paragon Companies’ businesses has, during the past three (3) years, interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property of any Person and is not currently interfering with, infringing upon, diluting, misappropriating or violating any Intellectual Property of any Person, and (ii) the Paragon Companies have not during the past three (3) years received or asserted against a third party any written notice alleging interference, infringement, dilution, misappropriation or violation of Intellectual Property (including any demand to license or to refrain from using any Intellectual Property of any Person in connection with the conduct of the business or the use of the Company Technology). Except as disclosed on Section 3.16(e) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has, during the past three (3) years, interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property or is interfering with, infringing upon, diluting, misappropriating or violating any Company Intellectual Property.

(f)    Neither this Agreement nor the consummation of the transactions contemplated hereby will result in the loss or impairment of any ownership rights of the Paragon Companies (or Purchaser after the Closing Date) or rights to own or use any of the Company Intellectual Property.

(g)    Section 3.16(g) of the Company Disclosure Schedule sets forth a list of all Software owned or purported to be owned by any of the Paragon Companies (the “Company Software”). None of the source code owned or purported to be owned by the Paragon Companies has been published, disclosed or put into escrow by the Paragon Companies for any reason, and except for source code provided to third-party developers to make modifications or derivative works thereof solely for the benefit of the Paragon Companies, no licenses or rights have been granted to third party to distribute, or to otherwise use or create derivative works of, the source code for any Company Software. No software, product, or technology that is distributed as “open source software” or under a “copyleft” or similar licensing or distribution model, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Microsoft Public License, the MIT License, and the Apache License is included in, integrated, linked, or bundled with the Company Software.

(h)    All of the Company Technology (i) is in satisfactory working order (normal wear and tear excepted), operates in accordance with its specifications or documentation (normal wear and tear excepted), and is sufficient to meet current capacity; (ii) has security, backups and hardware and software support and maintenance designed to minimize the risk of error, breakdown, failure, data loss or security breach occurring and to provide that if such event does occur that it does not cause a material disruption to the delivery of Products; (iii) to the Company’s Knowledge, is configured and maintained in a manner intended to minimize the effects of viruses and does not contain Trojan horses, spyware, adware, malware, or other malicious code; and, (iv) to the Company’s Knowledge, has not suffered any error, breakdown, failure, loss of data, or security breach in the last twenty-four (24) months that has caused material disruption or damage to the business of the Paragon Companies or the Company Intellectual Property.

3.17    Inventory. All items of Inventory and supplies of the Paragon Companies are of good, marketable and merchantable quality and of a quantity consistent with past practices, and with respect to finished goods only, are saleable in the Ordinary Course of Business except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established to the extent required under GAAP. All Inventory has been valued at the lower of cost or market value methodology for purposes of the Reference Balance Sheet. Except as set forth on Section 3.17 to the Company Disclosure Schedule, all Inventory is owned by the Paragon Companies free and clear of all Liens, and no Inventory is held on a consignment basis. Since December 31, 2017, the Paragon Companies have continued to replenish their Inventory and to dispose of slow-moving Inventory in a normal and customary manner consistent with past practices of the Paragon Companies. Since December 31, 2017, the Paragon Companies have not sold or disposed of any items of Inventory or supplies except through sales in the Ordinary Course of Business or Inventory returns in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business. Since December 31, 2017, to the Knowledge of the Company, the Paragon Companies have not sold Inventory to customers, distributors, sales agents, resellers or similar Persons in excess of such Person’s reasonable anticipated needs in the Ordinary Course of Business, including through volume discounts, rebates or similar incentives or credit terms not reasonably consistent with prior practices with respect to such customer, distributor, sales agent, reseller or similar Person. The Paragon Companies are not under any obligation with respect to accepting returns of items of Inventory, supplies or goods in the possession of its customers, other than in the Ordinary Course of Business.

3.18    Customers and Suppliers.

(a)    Section 3.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the twenty (20) largest customers (“Material Customers”) of the Paragon Companies (based on sales revenues) to whom, or on whose behalf, the Paragon Companies provided goods during the fiscal year ended December 31, 2017, and the aggregate dollar amount of purchases from the Paragon Companies by each such Material Customer during each such period.

(b)    Section 3.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the twenty (20) largest suppliers or vendors (“Material Suppliers”) based on dollar value to the Paragon Companies for the fiscal year ended December 31, 2017, and the dollar amount of purchases from each such Material Supplier during each such period.

(c)    Since January 1, 2017, no Material Supplier or Material Customer (i) has provided the Paragon Companies any written notice terminating, suspending or reducing in any respect, or specifying an intention to terminate, suspend or reduce in any respect in the future, the business relationship between such Material Supplier or Material Customer and the Paragon Companies, or (ii) has cancelled or otherwise terminated any Material Contract including, without limitation, as a result of any failure by any Material Supplier or Material Customer to provide the Company notice of renewal or non-renewal on or prior to the date by which such notice was required to be given under such Material Contract and (iii), none of the top five (5) Material Customers set forth on Section 3.18(a) of the Company Disclosure Schedule (the “Top Five Customers”) has provided written notice, nor to the actual knowledge of Tobias W. Buck, Debra F. Yingling, Cory D. Colman, Michael Gosmeyer, Gary McGill Richard Stetler or Sean Miller oral notice, that it will adversely modify in any material respect its purchases from any Paragon Company. To the Knowledge of the Company, there are no outstanding disputes between the Paragon Companies, on the one hand, and any Material Customer or Material Supplier, on the other hand. No Material Customer, or third party acting on behalf of, or as a subcontractor to, any Material Customer, is on the date hereof, to the Knowledge of the Company, procuring requests for proposals (RFPs) or bids, whether formal or informal, from, or otherwise soliciting the interest of, any Person in respect of goods of the nature that are currently provided to such Material Customer by the Paragon Companies under any Material Contract.

3.19    Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies and self-insurance programs covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Paragon Companies other than Employee Plans (“Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. True and complete copies of all such Insurance Policies have been made available to Purchaser. There is no claim by the Paragon Companies currently pending under any of such policies as to which coverage has been denied or disputed in writing by the insurers of such policies. Section 3.19 of the Company Disclosure Schedule contains a list of (a) all pending claims under the Insurance Policies and any instances during the past three (3) years of a denial (or limitation in scope or amount) of coverage or claim of the Paragon Companies by any insurance company and (b) all claims paid by the Paragon Companies’ insurance carriers on behalf of the Paragon Companies during the past three (3) years. All premiums owing and payable as of the Closing under all Insurance Policies have been paid, and the Paragon Companies are otherwise in compliance in all material respects with the terms of such policies. The Paragon Companies have not received any written notice of: (i) cancellation, adverse modification, or intent to cancel or materially increase premiums with respect to such Insurance Policies; or (ii) any changes that are required in the conduct of the Paragon Companies’ businesses as a condition to the continuation of coverage under, or renewal or modification of, any such policy.

3.20    Environmental Matters.

(a)    The Paragon Companies are currently and at all times during the last six (6) years have been in compliance in all material respects with all applicable Environmental Laws. The Paragon Companies have obtained and are, and at all times during the last six (6) years have been, in compliance with all Environmental Permits.

(b)    There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Paragon Companies alleging violations of any Environmental Law or Environmental Permit or liability under any Environmental Law or otherwise concerning the Release or, manufacture, handling, transport, use, treatment, storage or other management of Hazardous Substances.

(c)    During the last six (6) years, the Paragon Companies have not incurred and have no liability under any Environmental Law or relating to Hazardous Substances. The Paragon Companies have not agreed in writing to assume, provide indemnification for or undertake any Losses of any third party relating to Environmental Laws or Hazardous Substances.

(d)    During the last six (6) years, there has been no Release of any Hazardous Substance at any Company-Owned Real Property or Company Leased Real Property and there has been no disposal or other Release of any Hazardous Substance at any location that could give rise to liability of the Paragon Companies under any Environmental Law.    To the Knowledge of the Company, there is not located at any Company-Owned Real Property or Company Leased Real Property any underground storage tank, asbestos or asbestos-containing material, equipment containing polychlorinated biphenyls, lead-based paint or regulated toxic mold.

(e)    The Paragon Companies have delivered to Purchaser all environmental audits, studies, reports, investigations and sampling reports in its possession with respect to the Paragon Companies operations or properties currently or previously owned, leased or otherwise operated or used by of the Paragon Companies.

(f)    For purposes of this Agreement:

(i)    “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non-United States, or any other Governmental Authority, relating to (A) Releases or threatened Releases of Hazardous Substances or substances, materials or wastes containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or other management of Hazardous Substances or substances, materials or wastes containing Hazardous Substances; or (C) pollution, natural resources, or the protection of the indoor or outdoor environment or of human health and safety.

(ii)    “Environmental Permits” means any Permit, notification, report or variance required under, or pursuant to, Environmental Law.

(iii)    “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants in, or regulated under, any Environmental Law, including but not limited to the following United States federal statutes (including all amendments thereto) and any similar or analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, lead-based paint, and urea formaldehyde foam insulation.

(iv)    “Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

3.21    Brokers. Except as described in Section 3.21 of the Company Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission, or any other payment or other amount, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Paragon Companies or any Seller Party.

3.22    Affiliated Transactions. Since January 1, 2016, the Paragon Companies have not loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to (other than compensation and benefits accruing in the Ordinary Course) or from, any Affiliate of the Paragon Companies or Seller or any Affiliate, officer, manager or director of any of them. Since January 1, 2016, none of the Paragon Companies, Seller or any of their respective Affiliates, or, to the Knowledge of the Company, other than in connection with employment, officers, managers or directors of the Paragon Companies, (i) controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, landlord, tenant, creditor or debtor of the Paragon Companies, or (B) a participant in any transaction to which the Paragon Companies have been a party or (ii) has been a party to any Contract with the Paragon Companies or engaged in any transaction or business with the Paragon Companies, excluding from clauses (i) and (ii) the ownership of a passive interest of, in the aggregate, less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market.

3.23    Assets.

(a)    Section 3.23(a) of the Company Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $100,000 by the Paragon Companies relating to personal property used by the Paragon Companies or to which the Paragon Companies are a party. The Company made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)    The Paragon Companies have a valid leasehold interest under each of the Personal Property Leases. There is no breach of any Personal Property Lease by the Paragon Companies or, to the Knowledge of the Company, by any other party thereto. The Paragon Companies and, to the Knowledge of the Company, each other party to each Personal Property Lease are in compliance in all material respects with all obligations of the Paragon Companies or such other party, as the case may be, thereunder.

(c)    Except as set forth on Section 3.23(c) of the Company Disclosure Schedule, the Paragon Companies have good and marketable title to all their respective tangible assets, including all assets on the Most Recent Balance Sheet (except for Inventory sold in the Ordinary Course of Business since December 31, 2017), free and clear of any and all Liens. Such tangible assets, along with all tangible assets leased by the Paragon Companies, include all assets currently used in the business of the Paragon Companies (except for Inventory and other assets sold in the Ordinary Course of Business since December 31, 2017) and are sufficient for the conduct of such business as currently conducted.

(d)    All tangible personal property owned by the Paragon Companies, and all of the items of tangible personal property used by the Paragon Companies under the Personal Property Leases; (i) are in good operating condition (subject to normal wear and tear given the use and age of such assets); (ii) are usable in the Ordinary Course of Business; and (iii) are adequate for the uses to which they are being put. Except for maintenance and repairs in the Ordinary Course of Business, none of such items of tangible personal property is in need of maintenance or repairs. Section 3.23(d) of the Company Disclosure Schedule lists all vehicles owned by the Paragon Companies or used or held for use in the Paragon Companies’ businesses. All such owned vehicles are (i) properly licensed and registered in accordance with applicable Law and (ii) insured pursuant to an Insurance Policy.

3.24    Absence of Certain Business Practices; FCPA.

(a)    The Paragon Companies have not, and no Affiliate or agent acting on behalf of and at the direction of the Paragon Companies, acting alone or together, has during the last six (6) years: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any supplier, or employee or agent of any supplier; or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any supplier, or employee or agent of any supplier, any official or employee of any Governmental Authority, or any political party or candidate for office, or other Person who was, is or may be in a position to help or hinder the business of the Paragon Companies (or assist the Paragon Companies in connection with any actual or proposed transaction), in each case which is in violation of Law.

(b)    During the last six (6) years, no Paragon Company has, nor, on behalf of and at the direction of the Paragon Companies, have any of their respective employees, agents, advisors, consultants, representatives, or others for whom any of them may have responsibility acting, taken any action, directly or indirectly, that constitutes: (i) a breach or an alleged breach by such Persons of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; or (ii) a breach or alleged breach by such Persons of any other applicable Laws relating to bribery or corruption (the “Anti-Corruption Laws”).

(c)    During the last six (6) years, the Paragon Companies have conducted its business in compliance with the FCPA and the Anti-Corruption Laws in all respects.

3.25    Products.

(a)    Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, no Product manufactured by the Paragon Companies has during the past three (3) years been recalled, withdrawn or suspended by the Paragon Companies, whether voluntarily or otherwise. All Products that are subject to the jurisdiction of the United States Food and Drug Administration (“FDA”) or any comparable Governmental Authority have been during the past three (3) years and are being developed, tested, distributed, marketed and sold in all material respects with all applicable Food and Drug Laws.

(b)    There are no claims pending, or to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied of the Paragon Companies. There are no claims against the Paragon Companies for injury to Persons or property as a result of the manufacture, assembly, sale or distribution of any Product by the Paragon Companies, including claims arising out of the defective or unsafe nature of such Products.

(c)    No Product manufactured by the Paragon Companies and sold or distributed by the Paragon Companies, in each case, during the past three (3) years, is subject to any guaranty, warranty, or other indemnity for which the Paragon Companies have any liability beyond those imposed by applicable Law or the Contract pursuant to which such Product was sold or distributed. The Products manufactured by the Paragon Companies and sold or distributed by the Paragon Companies have been, in all material respects, in conformity with all applicable contractual commitments and all express and implied warranties, subject to any reserves set forth in the Reference Balance Sheet, as adjusted for the passage of time since the date thereof.

(d)    Section 3.25(d) of the Company Disclosure Schedule sets forth the terms of the Paragon Companies’ return policy. The Paragon Companies do not have any Contract or other agreement with any of the Top Five Customers that, upon return of any Product, the customer will be entitled to a credit for any amount other than the invoice price of the Product so returned. The Reference Balance Sheet reflects reserves as of the date thereof which are in accordance with GAAP for all Product returns.

(e)    Section 3.25(e) of the Company Disclosure Schedule sets forth the terms of the Paragon Companies’ policies with respect to discounts.

(f)    None of the Paragon Companies products are included in the China Food and Drug Administration Medical Device Classification Catalogue.

3.26    Food and Drug Matters.

(a)    The Paragon Companies possess all material Permits and approvals required under, and are in material compliance with, applicable Food and Drug Laws, including without limitation the (x) current good manufacturing practice and Quality System Regulation requirements of the FDA under 21 Code of Federal Regulations part 820, (y) establishment registration and device listing requirements of the FDA under 21 Code of Federal Regulations part 807 and (z) labeling and identification requirements of the FDA under 21 Code of Federal Regulations part 801 and part 830.

(b)    During the last six (6) years, the Paragon Companies have not received written notice from any Governmental Authority that the conduct of its business or any of its Products were or are in violation of any Food and Drug Laws or the subject of any investigation under the Food and Drug Laws.

(c)    During the last six (6) years, the Paragon Companies have not entered into any consent decree or Order pursuant to any Food and Drug Law, and the Paragon Companies are not a party to any currently effective judgment, decree or judicial or administrative Order pursuant to any applicable Food and Drug Laws.

(d)    During the last six (6) years, the Paragon Companies have not undertaken a recall or field correction or removal of any of Product.

(e)    No employee of the Paragon Companies is disqualified or debarred by the FDA or any other Governmental Authority for any purpose for conduct relating to the Food and Drug Laws.

(f)    The Paragon Companies are not required under Food and Drug Laws to obtain or hold material clearances or approvals for any of their Products.

(g)    Except as set forth on Section 3.26(g) of the Company Disclosure Schedule, during the last six (6) years, the Paragon Companies have not received any (x) written notice of inspectional observations on an FDA Form 483, or equivalent reports by inspectors or officials from any other Governmental Authority of any situation requiring attention or correction or of conditions or circumstances that are objectionable under or otherwise contrary to applicable Food and Drug Laws, and (y) warning letters, or other written notices from the FDA or any other Governmental Authority indicating a failure to comply with applicable Food and Drug Laws.

(h)    During the last six (6) years, the Paragon Companies have not been the subject of any enforcement action for a violation of any Food and Drug Laws.

3.27    Banks. Section 3.27 of the Company Disclosure Schedule lists the names and locations of all banks in which any Paragon Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

3.28    Privacy; Security Measures. During the past three (3) years, the Paragon Companies have complied in all material respects with all applicable Information Privacy and Security Laws and all

Contracts to which they are a party with respect to Information that is accessed, collected, possessed by or otherwise subject to the use or control of any of the Paragon Companies. The Paragon Companies have implemented and maintained measures, including technical, physical and administrative safeguards, to protect the Information from unauthorized disclosure, destruction, or loss or alteration. The Paragon Companies have the right to use all of the data and other Information in each of its databases in the manner in which they are using such data and other Information. Except for disclosures of Information required or permitted by applicable Law, or authorized by the individual to whom the Information relate(s) or another party authorized to permit disclosure, during the past three (3) years, the Paragon Companies have not sold, leased, transferred or otherwise made available to third parties any Information. During the past three (3) years, there has been no loss, damage, or unauthorized access, use, disclosure modification or other misuse by or caused by a Paragon Company or any third party within a Paragon Company’s control of any Personal Data. In the last three (3) years, no claims have been asserted or threatened in writing against a Paragon Company with respect to the use or misuse of any Information. For the avoidance of doubt, the term “privacy” as used in this Section 3.28 includes the concepts of data protection and data security.

3.29    Conflict Materials. No Conflict Minerals are necessary to the functionality or production of or are used in the production of any product of the Paragon Companies or any product currently proposed to be manufactured by any Paragon Company or on its behalf in the future.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Purchaser as to itself that the following statements are true and correct as of the date of this Agreement and as of the Closing (or, if made as of a specified date, as of such date):

4.1    Authority; Enforceability. The Seller has the power and authority to execute and deliver this Agreement and each other Transaction Document to which the Seller is a party and each instrument required to be executed and delivered by the Seller prior to or on the Closing Date and to perform the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No other actions or proceedings on the part of the Seller are necessary to authorize this Agreement, any other Transaction Document to which the Seller is a party or any instrument required to be executed and delivered by the Seller prior to or at the Closing Date or the consummation of transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

4.2    No Conflict; Required Filings and Consents. The execution and delivery by the Seller of this Agreement, the other Transaction Documents to which the Seller is a party or any instrument required by this Agreement to be executed and delivered by the Seller on or prior to the Closing Date do not, and the performance of this Agreement, the other Transaction Documents to which the Seller is a party and any instrument required by this Agreement to be executed and delivered by the Seller on or prior to the Closing Date will not, (a) conflict with, require a consent or notice under or violate any Law or Order applicable to the Seller or by which any properties, rights or assets of the Seller is bound or affected, or (b) result in any breach or violation of, require a consent or notice under, or constitute a default under, or materially impair its rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a

Lien on any of the properties, rights or assets of the Seller pursuant to any agreement to which the Seller is party. Except as set forth on Section 4.2 of the Company Disclosure Schedule, no Governmental Approval of, or filing to, any Governmental Authority is required to be obtained or made by or with respect to the Seller in connection with the consummation of the transactions contemplated hereby.

4.3    Absence of Litigation, Claims and Orders. As of the date hereof, there are no Proceedings pending or, to the knowledge of the Seller, threatened on behalf of or against the Seller that (i) challenges (a) the validity of this Agreement or any other Transaction Document to which the Seller is a party or (b) any action taken or to be taken by the Seller pursuant to this Agreement or any other Transaction Documents to which the Seller is a party or in connection with the transactions contemplated hereby and thereby, (ii) would reasonably be expected to impair or delay the transactions contemplated hereby or the ability to consummate the transactions contemplated hereby or (iii) would reasonably be expected to adversely affect the Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Each of Purchaser and Parent hereby represents and warrants to the Seller that the following statements are true and correct as of the date of this Agreement and as of the Closing (or, if made as of a specified date, as of such date):

5.1    Organization. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2    Authority; Enforceability. Each of Purchaser and Parent has the requisite power and authority to execute and deliver this Agreement, each other Transaction Document to which each is a party and each instrument required to be executed and delivered by it prior to or at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and Parent of this Agreement, each other Transaction Document to which such Person is a party and each instrument required hereby to be executed and delivered by such Person prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser and Parent, and no other corporate or limited liability company power or similar proceedings on the part of Purchaser or Parent are necessary to authorize this Agreement, any other Transaction Document to which they are a party or any instrument required to be executed and delivered by them prior to or at the Closing or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Purchaser and Parent and, assuming the due authorization, execution and delivery thereof by the Seller and the Company, constitutes a legal, valid and binding obligation of Purchaser and Parent, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

5.3    No Conflict; Required Filings and Consents. The execution and delivery by each of Purchaser and Parent of this Agreement, the other Transaction Documents to which each is a party or any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing do not, and the performance of this Agreement, the other Transaction Documents to which each is a party and any instrument required by this Agreement to be executed and delivered by it on or prior to the Closing will not, (a) conflict with, require a consent or notice under or violate the Governing Documents of such Person, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to such Person or by which any of its properties, rights or assets are bound or affected or (c) result in any material breach or violation of, require a consent or notice under, or constitute a default under, or materially impair such Person’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of such Person pursuant to, any Contract to which such Person is a party, or by which such Person or its properties, rights or assets is or are bound or affected. Except as set forth on Section 5.3 of the Purchaser Disclosure Schedule, no Governmental Approval of, or filing to, any Governmental Authority is required to be obtained or made by or with respect to Purchaser or Parent in connection with the consummation of the transactions contemplated hereby.

5.4    Absence of Litigation, Claims and Orders. As of the date hereof, there are no Proceedings pending or, to the Knowledge of Purchaser, threatened on behalf of or against Purchaser or Parent that (i) challenges (a) the validity of this Agreement or any other Transaction Document to which Purchaser or Parent is a party or (b) any action taken or to be taken by Purchaser or Parent pursuant to this Agreement or any other Transaction Documents to which Purchaser or Parent is a party or in connection with the transactions contemplated hereby and thereby, (ii) would be reasonably likely to impair or delay the transactions contemplated hereby or the ability to consummate the transactions contemplated hereby or (iii) would be reasonably likely to adversely affect Purchaser’s or Parent’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.5    Investment Intent. Purchaser is acquiring the Capital Stock for its own account, for investment purposes only and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Capital Stock, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Capital Stock. Purchaser acknowledges that the Capital Stock has not been registered under the Securities Act, or any state or foreign securities Laws, and understands and agrees that it may not sell or dispose of any of the Capital Stock except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

5.6    Brokers. Other than SunTrust Robinson Humphrey, there is no broker, financial advisor, finder or investment banker or other Person entitled to any broker’s, financial advisor’s, finder’s or other fee or commission, or any other payment or other amount, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Parent.

5.7    Representations and Warranties Insurance Policy. Purchaser has delivered to Seller a true, accurate and complete copy of the binder agreement for the Purchaser R&W Insurance Policy and the form of the Purchaser R&W Insurance Policy. The binder agreement for the Purchaser R&W Insurance Policy is in full force and effect and is a legal, valid, binding and enforceable obligation of Purchaser, and to the knowledge of Purchaser, the insurer(s) party thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

5.8    Financing.

(a)    Purchaser has, and will on the Closing Date have, sufficient unrestricted cash on hand and available credit facilities to pay all amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement.

(b)    Purchaser has delivered to Seller true, accurate and complete copies of a fully executed Debt Financing Commitment as of the date hereof from each of the Debt Financing Sources, relating to the commitment of the Debt Financing Sources, upon the terms and subject to the conditions set forth therein, with respect to the Debt Financing for the purpose of funding the transactions contemplated hereby.

(c)    Except as expressly set forth in the Debt Financing Commitment, there are (i) no conditions precedent to the obligations of the Debt Financing Sources to provide the full amount of the Debt Financing Commitment (provided, that Purchaser is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties set forth in Articles III and IV, or compliance by the Seller Parties with their obligations hereunder); and (ii) no side letters, agreements, contracts or other arrangements related to the Debt Financing (except for the “market flex” provisions redacted from the Redacted Fee Letter) that could impose new or additional conditions precedent or reduce the aggregate amount of cash proceeds available under the Debt Financing (other than, for the avoidance of doubt, the conditions precedent set forth herein). Other than the Debt Financing Commitment, there are no other Contracts or other undertakings between any Debt Financing Source Party, on the one hand, and Purchaser and its Affiliates, on the other hand, with respect to the Debt Financing that could adversely affect (A) the ability of Purchaser to satisfy any of the conditions to the Debt Financing or (B) the availability of the Debt Financing.

(d)    As of the date hereof, the Debt Financing Commitment (i) is in full force and effect and is a legal, valid, binding and enforceable obligation of Purchaser, and to the Knowledge of Purchaser, the Debt Financing Sources, as applicable, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law, and (ii) has not been withdrawn or terminated or otherwise amended or modified in any respect prior to the date of this Agreement, and no amendment or modification thereof is contemplated by Purchaser or any of its Affiliates as of the date of this Agreement. Purchaser has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date hereof. As of the date hereof, neither Purchaser, nor to the Knowledge of Purchaser, any other party to the Debt Financing Commitment is in default or breach of the Debt Financing Commitment. Assuming the conditions set forth in Section 7.1 are satisfied, as of the date hereof Purchaser has no reason to believe that any of the conditions to the funding of the Debt Financing contemplated by the Debt Financing Commitment will not be satisfied or that the Debt Financing will not be available to timely satisfy the aggregate consideration payable by Purchaser on the Closing Date pursuant to Article II and all costs and expenses required to be paid by Purchaser at the Closing.

(e)    In no event shall the receipt or availability of the Debt Financing by Purchaser or any Affiliate or any other financing be a condition to any of Purchaser’s obligations under this Agreement.

5.9    Solvency. Immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, each of the Paragon Companies will be Solvent. For purposes of this Section 5.9, “Solvent” means that, with respect to any Person and as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

ARTICLE VI.

PRE-CLOSING COVENANTS

6.1    Access and Investigation. From the date of this Agreement through the Closing Date, the Seller Parties shall, (a) afford Purchaser and its agents and representatives (collectively, the “Purchaser Group”), reasonable access, during regular business hours and with reasonable prior notice, to the Paragon Companies’ properties, management employees of the Paragon Companies (provided that Purchaser and its agents shall coordinate all contact with any such employee through Seller or its designee), facilities, Contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Paragon Companies, (b) furnish to the Purchaser Group copies of all such Contracts, books and records, and other existing documents and data that the Purchaser Group may reasonably request, (c) furnish the Purchaser Group with such existing additional financial, operating, and other relevant data and information as the Purchaser Group may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by Purchaser Group, with Purchaser Group’s investigation of the properties, assets and financial condition of the Paragon Companies. In addition, between the date of this Agreement and the Closing Date, Purchaser will be provided access to the Paragon Companies’ employees, customers, suppliers and other Persons having business relations with the Company, at such times and in the manner mutually agreed to by Purchaser and the Seller Parties (it being understood that the Seller Parties will permit Purchaser to have reasonable access to such Persons). For the avoidance of doubt, the Paragon Companies shall not be required to disclose any information if such disclosure would, upon the written advice of counsel to the Seller, be reasonably likely to (i) result in the waiver of any attorney-client privilege or other legal privilege or (ii) contravene any applicable Laws.

6.2    Operation of the Business of the Company. Except as otherwise contemplated by this Agreement or agreed to in writing by Purchaser, from the date of this Agreement through the Closing Date, the Seller Parties shall cause the Paragon Companies to (i) conduct their business in the Ordinary Course of Business and pay or satisfy all of their obligations and liabilities in the Ordinary Course of Business, and (ii) use commercially reasonable efforts to preserve intact the current business organization of the Paragon Companies, to keep available the services of the Paragon Companies’ officers, employees, and agents, and to maintain the Paragon Companies’ relations and goodwill with customers, suppliers, creditors, employees, agents and others having business relationships with the Paragon Companies. In addition, from the date of this Agreement through the Closing Date, the Seller Parties shall cause the Paragon Companies not to, without the prior written consent of Purchaser, take any of the following actions:

(a)    (i) approve or initiate capital expenditures for items not included in the Company’s 2018 budget in excess of $50,000 individually or $100,000 in the aggregate, or (ii) enter into any commitment or transaction outside of the Ordinary Course of Business, or waive or release any right or claim, in each case of (i) or (ii) in excess of $100,000 individually or $200,000 in the aggregate;

(b)    except for the hiring or promotion of employees at the non-executive level in the Ordinary Course of Business, at compensation rates comparable to other employees at similar levels within the Paragon Companies, hire or engage any employees or consultants, or encourage any employees or consultants to resign from the Paragon Companies, or promote any employees or change the employment status or titles of any of the employees, in each case, in the Ordinary Course of Business;

(c)    enter into, modify or terminate any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor organizations;

(d)    enter into, amend, terminate, renew or assign any Material Contract other than in the Ordinary Course of Business;

(e)    fail to maintain the Insurance Policies or, following the expiration of any thereof, if applicable, in accordance with its terms, fail to use commercially reasonable efforts to obtain a replacement policy providing for similar levels of coverage at prevailing market rates;

(f)    (i) amend their Governing Documents; (ii) issue, sell, repurchase, redeem or acquire any equity securities of any Paragon Company or other equity or ownership interests or any other right or interest in the Purchase Price payable hereunder, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such equity securities of the Paragon Companies or such equity or ownership interests; (iii) adjust, split, combine, subdivide or reclassify any equity securities of any Paragon Company or other equity or ownership interest of such entity; (iv) permit the transfer of record of any equity securities of any Paragon Company; or (v) effect any recapitalization, reclassification or like change in the capitalization of any Paragon Company.

(g)    permit any Lien upon the Capital Stock or any assets of the Paragon Companies, including any Company-Owned Real Property or Company Leased Real Property other than Liens under the Credit Agreement Documents (as defined in the Company Disclosure Schedule);

(h)    cancel or compromise any material debt or claim or waive or release any material right of the Paragon Companies;

(i)    declare any distribution in respect of the Capital Stock which is not paid prior to the Closing;

(j)    acquire any material properties or assets costing in excess of $100,000 individually or $500,000 in the aggregate (other than inventory, raw materials and capital expenditures for capital expenditure items included in the Company’s 2018 budget) or sell, assign, license, transfer, convey, lease or otherwise dispose of any of real property or assets of any Paragon Company (except inventory or for the purpose of disposing of obsolete or worthless assets or to the extent such assets are replaced with like assets of equivalent value);

(k)    acquire any corporation, partnership, limited liability company, or other business organization, or enter into any joint venture, strategic alliance or similar arrangement;

(l)    enter into any exclusive dealing arrangement outside of the Ordinary Course of Business, or noncompetition arrangement;

(m)    incur any indebtedness for borrowed money or issue any debt securities or enter into a guarantee with respect to the indebtedness any Person, or make any loans (other than (w) Indebtedness that will be paid off at or prior to Closing, (x) performance bonds, surety bonds, letters of credit or similar instruments entered into in the Ordinary Course of Business, (y) intercompany indebtedness between the Paragon Companies, and (z) advances for travel and other normal business expenses to officers and employees of the Paragon Companies in the Ordinary Course of Business);

(n)    permit the lapse of any right relating to any material Company Intellectual Property; or

(o)    take, or agree in writing to take, any of the actions described in Sections 6.2(a) through (n) above.

Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.2 shall limit or restrict the Paragon Companies’ ability to cancel the Buck Note and release all Liens under the Buck Security Pledge Agreement or to cancel the Interest Rate Agreement.

6.3    Regulatory Approvals and Third-Party Consents.

(a)    As promptly as practicable after the date of this Agreement, the Seller Parties shall use their reasonable best efforts to obtain all consents as set forth in Section 3.6 of the Company Disclosure Schedule.

(b)    Purchaser, the Seller and each of the Paragon Companies, as necessary, shall (i) make or cause to be made, within five (5) Business Days after the date hereof, all filings required of each of them or any of their respective Affiliates under the HSR Act (and shall seek early termination of the applicable waiting period thereunder) or other Antitrust Laws with respect to the transactions contemplated hereby, (ii) comply at the earliest practicable date with any request under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws, Orders or administrative or judicial doctrines that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the FTC, the Antitrust Division of the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing redacted copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. Each of Purchaser and the Seller Parties shall use its commercially reasonable efforts to furnish to each other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each of Purchaser and the Seller Parties shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Purchaser shall pay all filing fees related to the filings under the HSR Act or any other Antitrust Laws with respect to the transactions contemplated hereby.

6.4    Notification. Between the date of this Agreement and the Closing Date, Purchaser or the Seller Parties, as the case may be (such Party or Parties, the “Disclosing Party”), shall promptly notify the other Party or Parties in writing if the Disclosing Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Disclosing Party made as of the date of this Agreement provided that such breach would cause the condition set forth in Section 7.1(a) or Section 7.2(a), as applicable, to fail to be satisfied. If any such fact or condition requires any change to the schedules prepared by a Disclosing Party, such Disclosing Party shall promptly deliver to the other Party or Parties a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing Date, Purchaser or the Seller Parties, as the case may be, shall promptly notify the other Party or Parties of the occurrence of any breach of any covenant in this Agreement by such Party or Parties which would cause the condition set forth in Section 7.1(b) or Section 7.2(b), as applicable, to fail to be satisfied. No disclosure pursuant to this Section 6.4 will prevent or cure any breach of any representation or warranty or covenant set forth herein.

6.5    Exclusivity. From the date of this Agreement until the earlier to occur of the Closing or such time as this Agreement is terminated pursuant to Section 7.3, the Seller Parties shall not, and shall cause the directors, members, managers, officers, employees, representatives and agents of the Seller and the Paragon Companies not to, directly or indirectly, (i) solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Purchaser and its agents) relating to any merger, consolidation, business combination or similar transaction involving the Seller or any Paragon Company, or the sale of the business or assets of the Seller or any Paragon Company (excluding the sale of Inventory in the Ordinary Course of Business), or the sale of the Capital Stock or any equity interest in any of the other Paragon Companies (an “Acquisition Proposal”), (ii) knowingly hold or participate in any negotiations or discussions or enter into any agreements with any Person concerning an Acquisition Proposal; or (iii) knowingly deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal. The Seller will cease, and will cause its Subsidiaries to cease, and will instruct, and will cause its Subsidiaries to instruct their respective Representatives to cease, and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Acquisition Proposal.

6.6    Financing.

(a)    Until the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 7.3, the Company shall use its commercially reasonable efforts (and the Company shall cause each of its Subsidiaries to use their commercially reasonable efforts) to provide Purchaser, and shall use each of their respective commercially reasonable efforts to cause its representatives to provide Purchaser reasonable cooperation requested by Purchaser in connection with any financing related to the consummation of the transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) reasonably assist Purchaser and the Debt Financing Sources with the preparation of customary materials for rating agency presentations, information memoranda, lender and investor presentations and similar documents required in connection with the Debt Financing and executing customary authorization letters in connection therewith authorizing the distribution of information to the Debt Financing Sources or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or securities; (ii) furnish Purchaser, on a reasonably timely basis, the Required Financial Information, (iii) enter into and deliver, as of the Closing Date, any definitive financing documents, security documents and any reasonable and customary certificates, documents or instruments in connection with the Debt Financing as are, in the good faith determination of the persons executing such agreements and certificates, accurate, in each case subject to the occurrence of the Closing and the authorization by such Paragon Company’s post-Closing board of directors; (iv) reasonably facilitate the pledge of collateral and other matters in connection with the Debt Financing (including cooperation with payoff and release of liens relating to existing indebtedness (including by delivery of drafts of any debt payoff letters), and pledging or granting security interests in, and otherwise granting liens on their respective assets pursuant to any definitive security documents, as of the Closing Date, in each case subject to the occurrence of the Closing and the authorization by such Paragon Company’s post-Closing board of directors; and (v) provide all documentation and other information that the Debt Financing Sources have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, at least three business days prior to the Closing Date, to the extent reasonably requested in writing at least ten (10) business days prior to the Closing. The Company shall be deemed to be in compliance with this Section 6.6, and Purchaser shall not allege that any Seller Party or Paragon Company is or has not been in compliance with this Section 6.6, unless Purchaser provides prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 6.6, which failure to comply has not been cured within five (5) Business Days from receipt of such written notice. Notwithstanding anything to the contrary in this Agreement but without regard to the Company’s obligations to use commercially reasonable efforts to cause its representatives to provide Purchaser reasonable cooperation requested by Purchaser in connection with any financing related to the consummation of the transactions contemplated by this Agreement, none of Seller, any Paragon Company or any officer or employee of any of the foregoing, shall be required to (A) provide or prepare, and Purchaser shall be solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (B) pay any commitment or other similar fee, (C) provide or pay for Regulation S-X compliant financial statements, provided, however, Sellers will authorize its auditors to communicate with Purchaser in connection therewith, (D) approve any document or other matter related to the financing or incur any liability of any kind (or cause their agents or representatives to incur any liability of any kind) prior to the Closing, (E) enter into any agreement or commitment in connection with any financing related to the consummation of the transactions contemplated by this Agreement which would be effective prior to the Closing or provide any certification or opinion of Seller or any Paragon Company which would be effective prior to the Closing, (F) provide or pay for any certificate, comfort letter or opinion of any of its agents or representatives, provided, however, Sellers will authorize its auditors to communicate with Purchaser in connection therewith, (G) provide access to or disclose any information to Purchaser or its agents or representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections or violate any applicable Law or Contract, (E) take any action that would (1) cause any representation or warranty in this Agreement or any Transaction Document to be breached, (2) cause any director, officer or employee of Seller or any Paragon Company to incur any personal liability, (3) conflict with the Governing Documents of Seller or any Paragon Company or any Law, or (4) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract, (F) prepare separate financial statements for any individual Paragon Company or change any fiscal period, or (G) authorize any corporate or similar entity action prior to the Closing; provided, however, the Company hereby consents to the use of any Paragon Company financial information, financial statements or other information by the Purchaser and its Affiliates between the date of this Agreement and the Closing Date that is necessary or may be useful in connection any financing of Purchaser related to the consummation of the transactions contemplated by this Agreement; provided that Purchaser shall indemnify, defend and hold Seller and the Paragon Companies harmless with respect to any Loss arising out of or resulting from any use or disclosure by any direct or indirect recipient thereof for any purpose other than in connection with the financing of Purchaser related to the consummation of the transactions contemplated by this Agreement.

(b)    Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing at the Closing on the terms and conditions set forth in the Debt Financing

Commitment (provided that, for the avoidance of doubt, Purchaser may (i) amend the Debt Financing Commitment solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment, (ii) otherwise replace or amend the Debt Financing Commitment in accordance with the terms and conditions set forth in this Section 6.6 or (iii) amend the Debt Financing Commitment in accordance with any “market flex” provisions set forth in the Redacted Fee Letter (after giving effect to any amendments or modifications thereto in accordance with the terms and condition set forth in this Section 6.6)), including using its reasonable best efforts to: (A) comply with and maintain the Debt Financing Commitment in effect in accordance with the terms and subject to the conditions thereof; (B) negotiate and enter into definitive agreements with respect thereto on terms and conditions substantially as set forth therein or as set forth in any documents related to any Alternative Financing; (C) comply with and perform the obligations applicable to it pursuant to such Debt Financing Commitment (other than any obligation where the failure to so perform or comply is a result of the Company’s failure to furnish information or assistance described in Section 6.6(a)); (D) draw down on and consummate the Debt Financing if the conditions to the availability of the Debt Financing have been satisfied or waived, including using its reasonable best efforts to enforce its rights under the Debt Financing Commitment and cause the Debt Financing Source Parties to fund the Debt Financing at the Closing, provided, however, that Purchaser shall not be required to commence or pursue litigation or arbitration, and Seller and the Paragon Companies do not have the right to compel Purchaser to commence or pursue litigation or arbitration, to enforce the obligations of Debt Financing Source Parties to fund the Debt Financing and (E) satisfy on a timely basis all conditions to the availability of the Debt Financing applicable to it in such definitive agreements that are within its control (other than any condition where the failure to so satisfy is a result of the Company’s failure to furnish information or assistance described in Section 6.6(a)). If any portion of the Debt Financing expires or terminates or otherwise becomes unavailable, Purchaser shall use its reasonable best efforts to promptly arrange for and obtain alternative debt financing (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated hereby and perform all of its obligations hereunder on terms and conditions that are not materially less favorable or more onerous (including imposition of new conditions or expansion of existing conditions) to Purchaser, in the aggregate, than those set forth in the Debt Financing Commitment, it being understood that if Purchaser proceeds with any Alternative Financing, Purchaser shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(c)    Purchaser shall not replace, amend or waive the Debt Financing Commitment or any provision thereof without Seller’s prior written consent if such replacement, amendment or waiver would, or would reasonably be expected to, when taken together with any other amendments, waivers: (i) delay or prevent the Closing; (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur; (iii) adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto or the ability of Purchaser to consummate the transactions contemplated by this Agreement to be consummated at the Closing; (iv) reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing unless (x) the Debt Financing or the equity financing by Purchaser is increased by a corresponding amount, (y) the Debt Financing is otherwise made available to fund such fees or original issue discount or (z) such reduction does not cause the aggregate proceeds of the Debt Financing to be insufficint to consummate the transactions contemplated hereby); or (v) impose new conditions precedent or adversely expand, amend or modify any of the existing conditions precedent to the receipt of the Debt Financing, or otherwise add, expand, amend or modify any other provision of the Debt Financing Commitment, in a manner that would reasonably be expected to materially delay or prevent the funding of the Debt Financing (or satisfaction of the conditions precedent to the Debt Financing) at the Closing. Upon any permitted amendment, supplement, modification or replacement of the Debt Financing Commitment (including with respect to any Alternative Financing) in accordance with this Section 6.6, the term “Debt Financing Commitment” shall mean the Debt Financing Commitment as so amended, supplemented, modified or replaced, and references to “Debt Financing” and/or “Alternative Financing” shall including the financing contemplated by the Debt Financing Commitment as so amended, supplemented, modified or replaced and references to “Debt Financing Sources” and “Debt Financing Source Parties” shall include the lenders under any amended, supplemented, modified or replaced Debt Financing Commitment or Debt Financing.

(d)    Purchaser shall provide Seller prompt (but in any event, within two (2) Business Days) notice (i) upon becoming aware of any material breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach, default, repudiation, cancellation or termination) by any party to the Debt Financing Commitment or such other agreements or documents (including any definitive agreements) relating to the Debt Financing or any termination of the Debt Financing Commitment or such other agreements or documents (including any definitive agreements) relating to the Debt Financing, (ii) upon receipt by Purchaser or any of its Affiliates, agents or representatives of any written notice or other written communication from any Debt Financing Source of any material breach, default, repudiation, cancellation or termination of the Debt Financing Commitment, and (iii) if for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive documents related to the Debt Financing and such inability could reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers Purchaser a written request, Purchaser shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. In addition, Purchaser shall, upon reasonable request of Seller, keep Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain the Debt Financing and provide to Seller copies of all executed material definitive documents related to the Debt Financing.

(e)    Purchaser shall indemnify and hold harmless the Paragon Companies and Seller and their respective agents, representatives and Affiliates from and against all actual out of pocket Losses suffered or incurred by any of them in connection with the performance by the Paragon Companies or Seller of their covenants under Section 6.6(a), except for any of the foregoing to the extent the same is the result of fraud committed by the Paragon Companies and/or Seller; provided, however, that Losses for purposes of this Section 6.6(e) shall not include any punitive, special, indirect, exemplary or consequential damages, damages for lost profits, damages for diminution in value or business interruption or damages computed on a multiple of earnings or similar basis. Such indemnification shall be subject to the procedures set forth in Article X. Purchaser shall promptly, upon request by Seller, reimburse any Paragon Company or Seller for all reasonable out-of-pocket costs and expenses incurred by such Paragon Company or Seller in connection with the cooperation contemplated by Section 6.6(a).

6.7    Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party shall use its commercially reasonable efforts to cause all of the conditions precedent to Purchaser’s obligations set forth in Section 7.1 and the Seller Parties’ obligations set forth in Section 7.2 to be satisfied.

ARTICLE VII.

CLOSING CONDITIONS; TERMINATION

7.1    Conditions to Obligation of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing (or express waiver by Purchaser) of each of the following conditions:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the Seller Parties in this Agreement (without giving effect to any “Company Material Adverse Effect” or materiality or similar qualifications therein), including Section 3.15 (Taxes) but excluding the other Fundamental Representations, shall have been accurate as of the date of this Agreement except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and shall be accurate as of the Closing (or if such representation or warranty is made as of another date, shall be accurate as of such date) except as would not, individually or in the aggregate, have a Company Material Adverse Effect (without in any such case giving effect to any supplement to the Company Disclosure Schedules); and

(ii)    Each of the Fundamental Representations (other than Section 3.15 (Taxes)) shall have been accurate in all respects to the extent qualified by Company Material Adverse Effect or materiality, and otherwise in all material respects, in each case, as of the date of this Agreement, and shall be accurate in all respects to the extent qualified by Company Material Adverse Effect or materiality, and otherwise in all material respects, in each case, as of the Closing (or if such representation or warranty is made as of another date, as of such other date) (without in any such case giving effect to any supplement to the Company Disclosure Schedules).

(b)    Agreements and Covenants. Each of the Seller Parties (as applicable) shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such Seller Party on or before the Closing Date.

(c)    Closing Deliveries. At the Closing, Purchaser shall have received each of the deliveries set forth in Section 2.6(a).

(d)    Certificate. Purchaser shall have received a certificate of an executive officer of the Seller that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

(e)    No Company Material Adverse Effect. There shall not have been any Company Material Adverse Effect since the date of this Agreement.

(f)    No Action or Proceeding. No Order which prevents or enjoins the consummation of the transactions contemplated hereby shall have been entered by a Court and not vacated or terminated, and no Proceeding by or before, or otherwise involving, any Governmental Authority shall be pending, against, any Seller Party or Purchaser which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(g)    Regulatory Approval. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act (and any equivalent applicable foreign antitrust Law) shall have expired or early termination shall have been granted and all other required regulatory approvals shall have been obtained.

7.2    Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Seller):

(a)    Representations and Warranties. Each of the representations and warranties of the Purchaser in this Agreement (without giving effect to any “material adverse effect” or materiality or similar qualifications therein), shall have been accurate as of the date of this Agreement except as would not, individually or in the aggregate, have a material adverse effect on Purchaser, and shall be accurate as of the Closing except as would not, individually or in the aggregate, have a material adverse effect on Purchaser; and

(b)    Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)    Certificate. The Seller shall have received a certificate of an executive officer of Purchaser that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

(d)    Closing Deliveries. At the Closing, the Seller shall have received each of the deliveries set forth in Section 2.6(b).

(e)    No Action or Proceeding. No Order which prevents or enjoins the consummation of the transactions contemplated hereby shall have been entered by a Court and not vacated or terminated, and no Proceeding by or before, or otherwise involving, any Governmental Authority shall be pending, against, any Seller Party or Purchaser which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(f)    Regulatory Approval. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act (and any equivalent applicable foreign antitrust Law) shall have expired or early termination shall have been granted and all other required regulatory approvals shall have been obtained.

7.3    Termination. By written notice given prior to the Closing, subject to Section 7.4, this Agreement may be terminated as follows:

(a)    at the election of the Purchaser or the Seller by written notice to the other Party on or after July 31, 2018 (the “End Date”), if the Closing shall not have occurred by the close of business on the End Date, provided, however that if the non-terminating Party is in material compliance with its covenants set forth in Section 6.3(b) and either or both (i) the conditions set forth in Sections 7.1(g) or 7.2(f) (as applicable) have not been satisfied and (ii) any other conditions set forth in Sections 7.1 or 7.2 (as applicable) have not been satisfied as a result of the effectiveness of a temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement arising with respect to the HSR Act or any equivalent applicable foreign antitrust Law, then the End Date shall be extended to August 30, 2018); provided that, in each case, the Party seeking to terminate this Agreement shall not have the right to terminate this Agreement pursuant to this Section 7.3(a) if such Party has materially breached any provision of this Agreement;

(b)    by the Seller or Purchaser if there shall be in effect a final nonappealable Order enjoining or prohibiting any of the Parties from consummating the transactions contemplated hereby; it being agreed that (i) the Parties shall promptly appeal any adverse determination that is not nonappealable (and pursue such appeal with reasonable diligence), and (ii) a Party may not enforce this Section 7.3(b) if such Party has materially breached any provision of this Agreement;

(c)    by Purchaser, if there has been a violation or breach by the Company or the Seller of any covenant, representation or warranty contained in this Agreement which if not cured, would cause a condition to the obligations of Purchaser at the Closing not to be satisfied, and such violation or breach has not been waived by Purchaser or cured in all material respects by the Company or the Seller within the earlier of (i) thirty (30) days after receipt by the Seller of written notice thereof from Purchaser or (ii) one (1) Business Day prior to the End Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.3(c) if it is then in breach of this Agreement;

(d)     by the Seller, if there has been a violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement which if not cured, would cause a condition to the obligations of the Seller or the Company at the Closing not to be satisfied, and such violation or breach has not been waived by the Seller or cured in all material respects by Purchaser within the earlier of (i) thirty (30) days after receipt by Purchaser of written notice thereof from the Seller and (ii) one (1) Business Day prior to the End Date; provided that the failure to deliver the Purchase Price at the Closing as required hereunder shall not be subject to cure hereunder; and provided further, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.3(d) if it is then in breach of this Agreement; and

(e)    by mutual written consent of Purchaser and the Seller.

7.4    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.3, this Agreement shall be of no further force and effect and there shall be no further obligation on the part of Purchaser, the Seller or their respective officers, directors, members, Affiliates or representatives; provided, however, that notwithstanding anything herein to the contrary, (i) Section 8.2(d) (Confidentiality), Section 8.3 (Publicity), the provisions of this Section 7.4 (Effect of Termination), Article XI (Miscellaneous), and the Confidentiality Agreement will remain in full force and effect and survive any termination of this Agreement; and (ii) nothing herein will relieve any Party from liability arising out of or resulting from any fraud or breach of any provision of this Agreement occurring prior to termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. Each of the Parties agrees that any other Party’s damages shall not be limited to reimbursement of expenses or out-of-pocket costs.

7.5    Frustration of Closing Conditions. No Party (or Affiliate thereof) may rely on or assert the failure of any condition set forth in this Article VII if such failure results from or was caused by such Party’s (or such Party’s Affiliate’s) failure to comply with any provision of this Agreement.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

8.1    Further Assurances; Litigation Support.

(a)    In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Parties shall use commercially reasonable efforts to take, or cause to be taken, such actions (including the execution and delivery of such further instruments and documents).

(b)    Following the Closing, in the event and for so long as Purchaser is involved in contesting or defending against any Proceeding involving the Paragon Companies in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action,

Tax matter, failure to act, or transaction occurring on or prior to the Closing Date, the Seller shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to its books and records as shall be necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (except to the extent that Purchaser is entitled to indemnification therefor hereunder)

(c)    Following the Closing, in the event and for so long as the Seller is involved in contesting or defending against any Proceeding involving the Paragon Companies in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction occurring on or prior to the Closing Date, Purchaser shall, and shall cause the Paragon Companies to, cooperate reasonably with the Seller and the Seller’s counsel in such involvement, contest or defense, and provide such testimony and access to its books and records as shall be necessary in connection with such contest or defense, all at the sole reasonable cost and expense of the Seller (except to the extent that the Seller is entitled to indemnification therefor hereunder).

8.2    Non-Solicitation; Confidentiality.

(a)    The Seller acknowledges that it is familiar with the Trade Secrets and other confidential information of the Paragon Companies, and that the business of the Paragon Companies is reasonably expected to operate throughout the world. Therefore, the Seller agrees to the covenants set forth in this Section 8.2 and acknowledges that Purchaser would not have entered into this Agreement but for the Seller’s agreement to the restrictions set forth in this Section 8.2.

(b)    For a period of two (2) years from and after the Closing Date (the “Non-Solicitation Restricted Period”), the Seller shall not, and the Seller shall cause its Affiliates not to, directly or indirectly, hire, engage, or solicit for employment (or engagement as a consultant) any individual (other than Steve Meyer) who was employed (or engaged as a consultant but effectively functioned as an employee) by any Paragon Company during the one (1) year period prior to Closing, or encourage or induce or attempt to encourage or induce any such employee or consultant to leave such employment or engagement, except that the foregoing prohibition on solicitation shall not prohibit a general solicitation by means of general advertisement which is not specifically directed at such employees or consultants or the hiring of any individual whose employment or engagement with the Paragon Companies has been terminated for a period of at least six (6) months prior to any solicitation of employment discussion with Seller or its Affiliates.

(c)    During the Non-Solicitation Restriction Period, the Seller shall, and shall cause its Affiliates, representatives and agents to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning the Paragon Companies, except to the extent that such information: (i) is generally available to and known by the public through no fault of the Seller or any of its Affiliates, representatives or agents; or (ii) was lawfully acquired by the Seller or any of its Affiliates, representatives or agents from and after the Closing from sources unrelated to Purchaser, the Paragon Companies or the Seller which, to Seller’s knowledge, are not prohibited from disclosing such information by a legal or contractual obligation. If the Seller or any of its Affiliates, representatives or agents is compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify Purchaser in writing. Subject to Seller’s consultation with its legal counsel that compliance with Seller’s obligations in this sentence would not materially prejudice its position or defense, and prior to the disclosure of any such information, Seller will consult with Purchaser as to whether Purchaser intends to take legally available steps to resist or narrow such request. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, Seller is nonetheless, after consultation with its legal counsel, compelled to disclose or produce such confidential or proprietary information, Seller may disclose or produce only that portion of such information to any Governmental Authority as its counsel believes is legally required. Notwithstanding anything to the contrary set forth in this Agreement, the Seller and its Affiliates shall be permitted to use confidential and proprietary information of the Paragon Companies solely in connection with their confidential Tax or accounting purposes, legal compliance, or to enforce their respective rights under this Agreement or the other Transaction Documents. Notwithstanding anything in this Agreement to the contrary, this Section 8.2(c) shall not apply to Seller or its Affiliates with respect to any information of a nature that would typically be provided by private equity funds with respect to their prior portfolio companies to investors or prospective investors.

(d)    The Parties acknowledge and agree that Purchaser and each of its Affiliates, successors, and assigns would suffer irreparable harm from a breach of this Section 8.2 by the Seller and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of this Section 8.2, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies available at Law or in equity, shall be entitled to specific performance, injunctive, and other equitable relief in order to enforce or prevent any breach of the provisions of this Agreement without posting a bond or other security. The restrictive covenants set forth in this Section 8.2 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against Purchaser, whether predicated upon this Agreement or any other Transaction Document or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in this Section 8.2. Purchaser has fully performed all obligations entitling it to the restrictive covenants set forth in this Section 8.2, and such restrictive covenants therefore are not executory or otherwise subject to rejection under Chapter 11 of Title 11 of the United States Code.

(e)    If the final judgment of a Court declares any term or provision of this Section 8.2 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration, of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. The Seller, on behalf of itself and its Affiliates, representatives and agents, agrees that the restrictions contained in this Section 8.2 are reasonable and necessary to protect Purchaser’s legitimate business interests and the Company’s goodwill purchased pursuant to this Agreement and the other Transaction Documents.

8.3    Publicity. The Seller and the Purchaser will consult with each other and will mutually agree upon any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release prior to such consultation and agreement; provided, however, that nothing contained herein will limit any party from making (or require the other Party’s consent to) any announcements, statements or acknowledgments that such Party is required by applicable Law to make, issue or release.

8.4    Distribution of Purchase Price Proceeds; Holdback.

(a)    The Seller agrees not to distribute any Purchase Price proceeds to any holder of equity interests of the Seller (each, a “Member”) in respect of, or payable in connection with, the transactions contemplated by this Agreement unless and until such Member (or another Member on such Member’s behalf) executes and delivers to the Seller and Purchaser an Indemnification Agreement, and the Seller further acknowledges and agrees that any such Purchase Price proceeds held by the Seller after the Closing Date and prior to the execution of an Indemnification Agreement by such Member (or on such Member’s behalf) shall be available to satisfy the Seller’s indemnification obligations under this Agreement pursuant to Article X.

(b)    The Seller agrees to retain, and not distribute from the Estimated Purchase Price to any Member, the Holdback Amount to fund the Seller’s payment obligations, if any, pursuant to Section 2.7(d)(v). Within three (3) Business Days following the final determination of the Adjustment Statements pursuant to Section 2.7 and, if payment is due from Seller thereunder, the payment of any amounts so due, Seller shall be permitted to distribute the Holdback Amount to the Members, subject to Section 8.4(a).

8.5    Access to Books and Records. Purchaser shall maintain until the seventh (7th) anniversary of the Closing Date all books and records relating to any Paragon Company or any asset or liability of any Paragon Company prior to the Closing in the manner such books and records are maintained immediately prior to the Closing Date. After the Closing, Purchaser shall provide Seller and its agents and representatives with reasonable access, upon prior reasonable written request, during regular business hours, to (a) the officers and employees of the Paragon Companies and (b) the books and records, but, in each case, only to the extent relating to the assets, liabilities or business of any Paragon Company prior to the Closing, and Seller and its agents and representatives shall have the right to make copies of such books and records at its sole cost.

8.6    Indemnification; Directors and Officers Insurance.

(a)    For a period of not less than six (6) years from and after the Closing Date, the Governing Documents of each Paragon Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors and officers of any Paragon Company (each, a “Covered Party”) than are currently set forth in their respective Governing Documents. Any indemnification agreements with Covered Parties in existence on the date of this Agreement shall remain effective, without any further action, and shall survive the Closing and continue in full force and effect in accordance with their terms.

(b)    On or prior to the Closing Date, the Paragon Companies shall obtain a non-cancelable run-off insurance policy for directors’ and officers’ liability, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of Seller or any Paragon Company, as applicable, on or prior to the Closing Date (the “D&O Insurance”). Purchaser shall cause any Paragon Company, as applicable, to maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.

(c)    In the event Purchaser or any Paragon Company (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that each Covered Party maintains the protections set forth in Section 8.6(a) and (b) to the same extent as Parent’s executive management employees maintain similar protections.

8.7    No Additional Representations. Purchaser acknowledges and agrees that none of Seller, the Paragon Companies, any of their Affiliates or any agents or representatives of any of the foregoing has made or will be deemed to have made (and Purchaser and its Affiliates have not relied on) (a) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Seller, the Paragon Companies or their respective businesses or assets, or the transactions contemplated hereby (including any information contained in the Confidential Information

Memorandum prepared by William Blair or any projections, including projected statements of operating revenues and income from operations of the Paragon Companies and any business plan information of the Paragon Companies) except as expressly set forth in Article III and Article IV and qualified by the Company Disclosure Schedule.

8.8    R&W Policy. Purchaser and its Affiliates shall not amend, waive or otherwise modify the Purchaser R&W Insurance Policy, in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any Proceeding against Seller or any Affiliate of Seller or any past, present or future director, manager, officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement.

8.9    Data Room Flash Drive or Memory Stick. No later than five (5) Business Days after Closing, Seller shall deliver to Purchaser a flash drive or memory stick containing the complete contents of the Project Phoenix virtual data room.

8.10    Buck Note. Upon the payment in full of the Buck Note, whether by payment in cash or by setoff against the payments to which Seller is entitled pursuant to Article II, the Buck Note, the Buck Security Pledge Agreement and all Liens of Paragon Medical, Inc. affecting any real or personal property of Tobias W. Buck will be released. If payment in full of the Buck Note is not made at or prior to the Closing, then upon the receipt by Paragon Medical, Inc. of any payment with respect to the Buck Note, whether by payment in cash or by setoff against amounts due to Tobias W. Buck, Purchaser shall cause Paragon Medical, Inc. to promptly remit the amount of such payment, along with a reasonable description of such payment, to Seller.

8.11    Interest Rate Agreement. Upon the receipt following the Closing by any Paragon Company of any payment with respect to the Interest Rate Agreement, Purchaser shall cause such Paragon Company to promptly remit the amount of such payment, along with a reasonable description of such payment, to Seller.

8.12    Deregistration of Liens in Poland. From and after the Closing, Seller shall promptly reimburse Purchaser and the Paragon Companies for all actual out of pocket Losses incurred on or after Closing by them in connection with the deregistration of certain prior liens with the applicable registry courts in Poland on the real property held by, and equity securities of, Paragon Siechnice Sp. Z o.o., which liens arose in connection with, and were released by Citizens Bank in connection with the payoff and termination on May 22, 2017 of, that certain Credit Agreement, dated as of December 5, 2013, by and among certain Paragon Companies, the lenders and loan parties from time to time identified as parties thereto and Citizens Bank, National Association, as administrative agent; provided, however, that Losses for purposes of this Section 8.12 shall not include any punitive, special, indirect, exemplary or consequential damages, damages for lost profits, damages for diminution in value or business interruption or damages computed on a multiple of earnings or similar basis.

ARTICLE IX.

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Purchaser and the Seller for certain Tax matters following the Closing:

9.1    Income Tax Treatment; Responsibility for Filing Tax Returns.

(a)    Purchaser shall prepare and file, or cause to be prepared and filed on behalf of the Paragon Companies, when due (taking into account any extensions of a required filing date) all Tax Returns of the Paragon Companies first due (taking into account all applicable extensions) after the Closing Date for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period), if any (each a “Purchaser-Filed Tax Return”). Any items described in the definition of Transaction Tax Deductions shall be deducted for income tax purposes on the Tax Returns of the Paragon Companies for the U.S. federal income tax period ending on the Closing Date and, accordingly, shall be for the benefit of the Seller, and the Seller acknowledges and agrees that the Paragon Companies shall make the election under Revenue Procedure 2011-29 with respect to the U.S. federal income tax period ending on the Closing Date to apply the seventy percent (70%) safe harbor to any “success-based fee” as defined in Treasury Regulations Section 1.263(a)-5(f). Purchaser shall cause the Paragon Companies to claim as a refund any overpayment of Taxes reflected on any Purchaser-Filed Tax Return that reflects an overpayment of Taxes. “Transaction Tax Deductions” means, without duplication, any (A) transaction bonuses, change in control payments, severance payment, retention payments, or similar payments made to employees or other service providers of the Paragon Companies, (B) fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for U.S. federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Paragon Companies in connection with the repayment of any indebtedness, (C) the amount of investment banking, legal and accounting fees and expenses paid or payable by the Paragon Companies, and (D) the amount of any deductions for federal income Tax purposes as a result of the exercise or payment for cancellation of employee or other compensatory options, in each case arising in connection with the transactions contemplated by this Agreement.

(b)    Purchaser shall submit each Purchaser-Filed Tax Return (i) that is an Income Tax Return, (ii) reflecting a liability of $50,000 or more or (iii) for which Purchaser will seek indemnification under this Agreement (together with schedules, statements and, to the extent reasonably requested, supporting documentation) to the Seller at least thirty (30) days (or, in the case of any Tax Return that is not an Income Tax Return, a reasonable number of days, but at least ten (10) days) prior to the due date (including any applicable extension) of such Tax Return. The Seller shall have the right to review and comment on such Purchaser-Filed Tax Return. If the Seller, within ten (10) Business Days (or, in the case of any Tax Return that is not an Income Tax Return, three (3) Business Days) after receipt of any such Purchaser-Filed Tax Return, notifies Purchaser in writing that it objects to any items in such Tax Return, the disputed item shall be resolved in a manner mutually agreeable to the Parties within ten (10) Business Days (or, in the case of any Tax Return that is not an Income Tax Return, two (2) Business Days), and if not so resolved, then by the Arbitrating Accountant within a reasonable time, taking into account the deadline for filing such Tax Return. In the event such Tax Return becomes due while being resolved by the Arbitrating Accountant, such Tax Return shall be filed reflecting Purchaser’s position on any disputed items. Upon resolution of all such items, the relevant Tax Return shall be adjusted (and amended, if applicable) to reflect such resolution and shall be binding upon the Parties without further adjustment. The costs, fees and expenses of the accounting firm shall be borne by the Party whose position is not adopted by such accounting firm.

(c)    Purchaser shall pay or cause to be paid all Taxes with respect to any Purchaser-Filed Tax Return filed under Section 9.1(b). The Seller shall pay to Purchaser an amount equal to any Taxes imposed for the Pre-Closing Tax Period for which Seller has an indemnification obligation pursuant to Section 10.2 and which are reflected as due on any Purchaser-Filed Tax Return and as finally delivered by Purchaser to Seller pursuant to Section 9.1(b) prepared in compliance with this Section 9.1, to the extent not paid at or before the Closing or included in the calculation of Final Closing Date Net Working Capital, within two (2) days prior to the latest date on which such Taxes are due and payable without interest or penalties.

9.2    Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Paragon Companies for any Straddle Period, the determination of the Taxes of the Paragon Companies for the portion of such Straddle Period ending on and including, and the portion of such Straddle Period beginning after, the Closing Date shall be determined by assuming that such Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Paragon Companies for such Straddle Period, shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Paragon Companies were closed at the close of the Closing Date; provided, however, periodic Taxes (other than income, franchise/capital, sales, use, payroll or withholding Taxes) such as real and personal property Taxes, shall be apportioned ratably between such periods based on the number of days for the portion of such Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of such Straddle Period beginning after the Closing Date, on the other hand. Any items described in the definition of Transaction Tax Deductions shall be reflected in the portion of any applicable Straddle Period ending on the Closing Date.

9.3    Certain Tax Covenants.

(a)    Purchaser shall not, and shall not permit any Affiliate (including the Paragon Companies after the Closing) to, (i) except upon the Seller’s written request file, re-file, supplement or amend any Tax Return of the Paragon Companies for any Pre-Closing Tax Period, (ii) except upon the Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the Paragon Companies that were originally due on or before the Closing Date, (iii) make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement, (iv) take any action relating to Taxes or that would be reasonably likely to create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business, or (v) except in connection with a Purchaser-Filed Tax Return, or upon the Seller’s written request, carryback any net operating loss to a Pre-Closing tax Period.

(b)    Except to the extent taken into account as an asset in the calculation of Closing Date Net Working Capital, any Tax refund (and any credit in lieu of such refund) received by Purchaser or the Paragon Companies that is for a Pre-Closing Tax Period of any of the Paragon Companies, shall be for the account of the Seller. Purchaser shall pay or cause to be paid any such refund or credit, net of all out-of-pocket costs (including Taxes) imposed on Purchaser or the Paragon Companies with respect to such refund, to the Seller as additional consideration for the Capital Stock within five (5) days after receipt thereof.

(c)    Parent will cause the eligible Paragon Companies to join its “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of such Paragon Company (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.

9.4    Cooperation on Tax Matters. Purchaser and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, signing Tax

Returns and making employees available to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 9.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Paragon Companies shall be kept confidential by the Parties and their respective legal and tax advisors.

9.5    Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transfer of the Capital Stock to Purchaser shall be split equally by Purchaser and the Seller.

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

10.1    Survival of Representations and Warranties. The Fundamental Representations and the Seller’s indemnification obligations pursuant to Section 10.2(a)(iii) of this Agreement shall survive the Closing Date and expire on the six (6) year anniversary of the Closing Date; provided, however, that all other representations and warranties shall not survive beyond the Closing. The period of time, if any, that a covenant, agreement, representation or warranty survives the Closing pursuant to this Section 10.1 shall be the “Survival Period” with respect to such covenant, agreement, representation or warranty. None of the covenants or other agreements contained in this Agreement shall survive the Closing other than those which by their terms expressly contemplate performance after the Closing (such covenants, the “Post-Closing Covenants”), and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms, and if no such term is contemplated, then indefinitely. The right to indemnification, reimbursement, or other remedy, if any, based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

10.2    Indemnification.

(a)    Subject to the limitations set forth in this Article X, from and after the Closing, the Seller shall indemnify and hold harmless Purchaser, its Affiliates (including the Paragon Companies) and their respective representatives, successors and permitted assigns (the “Purchaser Indemnified Persons”) from and against, and shall reimburse the Purchaser Indemnified Persons for, any and all Losses incurred by them arising out of or resulting from any of the following matters:

(i)    the breach of any Fundamental Representation;

(ii)    the nonfulfillment or breach by any Seller Party of any of its Post-Closing Covenants (including pursuant to Section 2.7 and Section 8.12); provided, however, that any indemnification for the nonfulfillment or breach by any Seller Party of any of its Post-Closing Covenants set forth in Section 8.12 shall be subject to such limitations and restrictions as are set forth in Section 8.12; and

(iii)    any Income Taxes of the Paragon Companies for Pre-Closing Tax Periods (and not otherwise accounted for in the calculation of the Final Closing Date Net Working Capital); provided, that, Purchaser shall have no right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to Tax periods (or portions thereof) beginning after the Closing Date (except as a result of a breach of Section 3.15(h) or Section 3.15(k)(ii)), (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Pre-Closing Tax Period,

(iii) result from transactions or actions taking by Purchaser or any of its Affiliates (including the Paragon Companies) after the Closing that are not expressly contemplated by this Agreement and that are out of the ordinary course of business, (iv) do not arise from a Third-Party Claim, or (v) result from any Purchaser financing transaction.

(b)    Subject to the limitations set forth in this Article X, from and after the Closing, Purchaser shall indemnify and hold harmless the Seller and its respective Affiliates (excluding the Paragon Companies) and representatives, successors and permitted assigns (the “Seller Indemnified Persons”) from and against, and shall reimburse the Seller Indemnified Persons for, any Losses incurred by them arising out of or resulting from any of the following matters:

(i)    the breach of any representation or warranty of Purchaser contained in this Agreement;

(ii)    the nonfulfillment or breach by Purchaser of any of its Post-Closing Covenants (including pursuant to Section 2.7); and

(iii)    any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with the transactions contemplated hereby.

10.3    Calculation of Losses; Determination of Application. For the purposes of calculating Losses to which any Indemnified Party (as defined below) is entitled under this Article X, (i) such Losses shall not include any punitive, exemplary or speculative damages except to the extent paid or payable to a third party as a result of any Third-Party Claim; (ii) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (iii) such Losses shall not include duplicative Losses related to any matter that was taken into account (including with respect to any reserves) in the determination of the Final Adjustment Amount pursuant to Section 2.7; (iv) such Losses shall be reduced by the amount of any prior or subsequent recovery by the Indemnified Party from any other Person (other than from Purchaser in the case of a Seller Indemnified Person or a Seller Party in the case of a Purchaser Indemnified Person) with respect to such Losses (in each case, net of any costs of recovery); provided that in the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder (including pursuant to the Purchaser Representation and Warranty Insurance), then a refund equal to the lesser of (A) the amount of such recovery (net of costs of recovery) and (B) the amount of indemnification so paid, shall be made promptly to the Indemnifying Party; and (v) such Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim; provided, that any amounts received pursuant to making an insurance claim shall be offset by any Losses related to making such claim, including the payment of any deductible and the net present value of any increases in premium payments as a result of such claim, and the Losses shall be measured by the amount, if any, by which the Losses from making the claim exceed the insurance proceeds actually received.

10.4    No Double Materiality. For purposes determining whether a representation or warranty has been breached and for purposes of calculating the amount of Losses to which any Purchaser Indemnified Person or any Seller Indemnified Person is entitled under this Article X, the terms “material,” “materiality,” and “material adverse effect” will be disregarded; provided, however, that such qualification shall not be read out of any defined term that incorporates such materiality qualification (e.g., “Material Contract” or Material Supplier”) and not apply to (x) Sections 3.1 or (y) the first sentence of Section 3.10.

10.5    Limitations on Indemnification Obligations. The indemnification obligations provided for in Section 10.2(a) and Section 10.2(b) are subject to the following limitations and qualifications:

(a)    The maximum aggregate indemnification obligation of the Seller under Section 10.2(a)(i) and Section 10.2(a)(iii) other than any claim based upon fraud in the making of the representations and warranties set forth in Article III and Article IV, shall not exceed an amount equal to $37,500,000 (the “Cap”).

(b)    The maximum aggregate indemnification obligation of the Purchaser under Section 10.2(b)(i), other than any claim based upon fraud in the making of the representations and warranties set forth in Article V, shall not exceed an amount equal to the Cap.

(c)    Each Indemnified Party shall take, and cause its Affiliates to take commercially reasonable steps to mitigate any Loss for which such Indemnified Party is or may be entitled to indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. If any Losses sustained by a Purchaser Indemnified Persons are covered by an insurance policy (including the Purchaser R&W Insurance Policy) or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Purchaser Indemnified Person), such Purchaser Indemnified Person shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments.

10.6    Indemnification Procedures. The following procedures shall govern claims for indemnification under this Article X:

(a)    In order for a Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article X in respect of a claim made against the Indemnified Party by any Person who is not a Party to this Agreement (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party hereunder (the “Indemnifying Party”) and, to the extent applicable, the Purchaser R&W Insurance Provider, in writing of the Third-Party Claim promptly following receipt by such Indemnified Party of notice of the Third-Party Claim describing in reasonable detail such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are reasonably determinable at such time, and a reasonable description of known relevant facts with respect thereto; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.

(b)    If the Indemnifying Party provides a written notice to the Indemnified Party within twenty (20) days after its receipt of written notice of such Third-Party Claim that it indemnify and hold the Indemnified Parties harmless from all Losses subject to indemnification under this Article X (giving effect to any limitations or restrictions set forth herein), the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense and control of such Third-Party Claim or any Proceeding with a third party resulting therefrom; provided, however, that the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed). Should the Indemnifying Party so elect by such written notice to assume the defense of a Third-Party Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof for so long as the Indemnifying Party is defending such Third-Party Claim in accordance with the terms hereof, and (ii) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood, however, that the Indemnifying Party shall control such defense). Provided that prompt notice was provided of such Third Party Claim pursuant to Section 10.6(a) the reasonable fees and expenses of counsel employed by the Indemnified Party for any period prior to the Indemnifying Party assuming control of the defense of such claim shall constitute Loss and be subject to indemnification under this Article X (giving effect to any limitations or restrictions set forth herein). Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense against a Third-Party Claim if: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation, or investigation; (ii) the claim for indemnification relates to or arises in connection with any proceeding, action, indictment, allegation, or investigation pursuant to Environmental Law; (iii) the claim seeks an injunction, specific performance, or any other equitable or non-monetary relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party such that the Indemnified Party cannot fairly represent the interests of the Indemnified Party in the defense of such claim; (v) the Indemnifying Party fails to reasonably demonstrate to the Indemnified Party that it (or in the case that the Indemnifying Party is Seller, that Members responsible for at least 75% of Seller’s indemnification obligations hereunder) has the financial ability to satisfy all Third-Party Claims; or (vi) the party bringing the claim is a customer or supplier of the Indemnified Party or the claims relate to employee or regulatory matters (excluding any matters related to Taxes). If the Indemnifying Party does not accept the defense of a Third-Party Claim within twenty (20) days after receipt of the written notice thereof from the Indemnified Party described above (or if the Indemnifying Party is not permitted to assume the defense of the claim pursuant to the immediately preceding sentence), the Indemnified Party shall have the right to defend against and control any such claim; provided that the Indemnifying Party shall be entitled to participate in the defense thereof and provided, however, that the counsel for the Indemnified Party who shall conduct the defense of such claim or litigation.

(c)    The Indemnified Party and the Indemnifying Party shall cooperate in good faith in the defense or prosecution of any Third-Party Claim, including making available (subject to applicable confidentiality provisions in this Agreement) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim. The Party controlling any Third-Party Claim shall reasonably promptly provide to any other Party, upon request, a status update, and a copy of all relevant material correspondence with the claimant or its representatives, all relevant material court filings and all other material documents reasonably requested by such other Party, regarding any pending Third-Party Claim.

(d)    The Indemnified Party shall not settle, compromise or discharge any Third-Party Claim without the Indemnifying Party’s consent (which shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not settle, compromise or discharge any Third-Party Claim without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed).

(e)    In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article X that does not involve a Third-Party Claim, the Indemnified Party shall promptly, but in any event within 10 Business Days of becoming aware of any facts or circumstances that would reasonably be expected to give rise to a claim for indemnification hereunder, deliver a Claim Notice with respect to such claim to the Indemnifying Party and, to the extent such Claim is covered by the Purchaser R&W Insurance Policy, to the Purchaser R&W Insurance Provider. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article X, except to the extent that the Indemnifying Party has been prejudiced by such failure. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records (and, if the Seller is the Indemnifying

Parties, the Paragon Companies’ books and records) during normal business hours for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. If the Indemnifying Party timely disputes its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute.

(f)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations to the Indemnified Party within fifteen (15) Business Days of such agreement or such final, non-appealable adjudication, by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party.

10.7    Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except for resolution of Adjustment Statements pursuant to Section 2.7, obligations of Purchaser under Section 6.6, claims based upon fraud in the making of the representations and warranties set forth in Article III, Article IV and Article V and claims against the Purchaser R&W Insurance Policy in accordance with the procedures and subject to the limitations set forth therein, each of the Parties agrees that, from and after the Closing, the sole and exclusive remedies of the Parties and the Purchaser Indemnified Persons and the Seller Indemnified Persons, respectively, for any Losses (including any Losses from claims for breach of Contract or warranty or tortious conduct) are the indemnification and/or reimbursement obligations of the Parties set forth in this Article X. The Purchaser Indemnified Persons expressly waive any and all rights and remedies against the Seller Parties or the Paragon Companies under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. as amended, and other Environmental Laws in connection with any Losses arising out of or resulting from this Agreement, the transactions contemplated hereby, or the ownership or operation of the business of the Paragon Companies. The provisions of this Section 10.7 shall not, however, prevent or limit a cause of action under Sections 8.2 or 11.4 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

10.8    Adjustment to Purchase Price. The Parties agree that any adjustments under Article II and any indemnification payments made pursuant to this Agreement shall be treated for Income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE XI.

MISCELLANEOUS

11.1    Amendment. This Agreement may not be amended other than in an instrument in writing signed by each of Purchaser and the Seller. Notwithstanding anything to the contrary contained herein, Sections 11.8, 11.9, 11.13, 11.18 and this Section 11.1 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Debt Financing Source Parties without the prior written consent of the Lead Arranger.

11.2    Waiver. Any Party, for itself but not any other Party, may agree to an extension of the time for the performance of any of the obligations or other acts required to be performed by another Party hereunder, waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and waive compliance with any of such Party’s agreements. Any such extension or waiver shall be valid only if set forth in an instrument in writing (including this Agreement) signed by the Party or Parties to be bound thereby. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by email (provided written or electronic confirmation of transmission is obtained), or sent by internationally recognized express courier or by registered or certified mail (postage prepaid, return receipt requested) as follows:

(a)	If to Purchaser:

c/o NN, Inc.
207 Mockingbird Lane
Johnson City, TN 37604
	Attention:	Thomas C. Burwell, Jr.
Matthew Heiter
Email: thomas.burwell@nninc.com
matt.heiter@nninc.com

with a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC
The Tower at Peabody Place
100 Peabody Place, Suite 1300
Memphis, TN 38103
	Attention:	Richard F. Mattern
Frank M. Pellegrino
	E-mail:	rmattern@bassberry.com
fpellegrino@bassberry.com

(b)	If to any of the Seller Parties:

Paragon Equity LLC
c/o Beecken Petty O’Keefe & Company
131 S. Dearborn Street, Suite 2800
Chicago, Illinois 60603
	Attention:	David J. Cooney and Peter N. Magas
	E-mail:	dcooney@bpoc.com
pmagas@bpoc.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP
71 S. Wacker Drive, 45th Floor
Chicago, Illinois 60606
	Attention:	Brian F. Richards
	E-mail:	brianrichards@paulhastings.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 11.3. Any such notice or communication shall be deemed to be received in the case of personal delivery, internationally recognized express courier or registered or certified mail, on the date of the receipt of such notices or communications and in the case of email (with confirmation of transmission) on the date sent if sent prior to 5:00 (Central time), or if sent later, then on the next Business Day.

11.4    Specific Performance. Subject in all respects to Section 11.9 but not subject to any other provision of this Agreement, including Section 10.7, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Purchaser and Seller agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that one of the Parties does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that the Purchaser and Seller shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without (i) the posting a bond, or other security or undertaking, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Each of Purchaser and Seller agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Notwithstanding the terms set forth in Section 11.12, in the event of litigation among the Parties arising pursuant to this Section 11.4, the non-prevailing party shall pay or reimburse the prevailing party for all out-of-pocket fees and expenses (including reasonable legal fees) incurred by the prevailing party.

11.5    Interpretation. When a reference is made in this Agreement to Articles, Sections, subsections, paragraphs, Annexes or exhibits, such reference shall be to an Article, Section, subsection, paragraph, Annex or exhibit to this Agreement unless otherwise indicated. The Parties agree that any drafts of this Agreement or any Transaction Document prior to the final fully executed drafts hereof or thereof shall not be used for purposes of interpreting any provision hereof or thereof, and each of the Parties agrees that no party or any Affiliate thereof shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any Proceeding among any of the foregoing. The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Article, Section, subsection or paragraph reference is expressly indicated, the entire Agreement rather than any specific Article, Section, subsection or paragraph. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Where reference is made in this Agreement to any item being in accordance with GAAP consistent with the Company’s past practice or any similar phrase, it shall mean in accordance with GAAP consistent with the Company’s past practice, provided that, to the extent that the Company’s past practice was not in accordance with GAAP, then it shall mean in accordance with GAAP. The word covenant means any agreement or covenant other than a representation or warranty. Purchaser shall have the right to rely on all representations and warranties of the Company or any Seller Party herein, and the Seller Parties shall have the right to rely on all representations and warranties of Purchaser and Parent herein. Whenever this Agreement indicates that the Seller Parties have “made available” or otherwise provided any document or information to Purchaser, such statement is to be deemed to be a statement that such document or information was (i) delivered to Purchaser with acknowledged written receipt of such document or information or (ii) made available (with separate written notice to Purchaser, as applicable) for viewing online on the electronic data site maintained by Intralinks at least twenty-four hours prior to the execution of this Agreement.

11.6    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any of the Parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that that transactions contemplated hereby are fulfilled to the fullest extent possible.

11.7    Entire Agreement. This Agreement and the Transaction Documents (including all annexes, exhibits and Company Disclosure Schedules) and other documents and instruments delivered in connection herewith constitute the entire agreement among the Parties and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof (including the Confidentiality Agreement, which will be of no further force and effect as of the Closing), and no Party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

11.8    Assignment ; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as contemplated by Sections 10.2 and 11.14 and except that Covered Parties shall expressly be beneficiaries of and entitled to enforce Section 8.6 and except that the Debt Financing Source Parties shall be express third party beneficiaries of Sections 11.1, 11.9, 11.13, 11.18 and this Section 11.8, each of such Sections shall expressly inure to the benefit of the Debt Financing Source Parties and the Debt Financing Source Parties shall be entitled to rely on and enforce the provisions of such Sections. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Seller, the Company or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, however that, after the Closing, (i) Purchaser may assign all of its rights to payment under this Agreement to any Affiliate, but no such assignment shall relieve Purchaser of any liability or obligation hereunder and (ii) the Seller may assign all of its rights and obligations under this Agreement to a liquidating trust or similar entity in connection with the liquidation of the Seller. No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.9    No Recourse or Personal Liability. Notwithstanding anything to the contrary herein, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the Persons that are expressly identified as Parties and no other Person shall have any liability for any obligations or liabilities of the parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. In addition, the Seller shall not have any rights or claims against any Debt Financing Source Parties in connection with this Agreement, the Debt Financing or the transactions contemplated by this Agreement, and the Seller shall not seek to recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) from any Debt Financing Source Party.

11.10    Failure or Indulgence Not Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.

11.11    General Release.

(a)    Effective upon Closing, the Seller does hereby release and forever discharge the Paragon Companies and their officers, directors, managers, employees, successors and assigns, in their respective capacities as such (collectively, the “Released Parties”), of and from any and all Proceedings, claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at Law and in equity, relating to any matter, Claim or right, whether presently known or unknown, which Seller has, ever had or may have against such Released Parties, in each case arising from or relating to any facts or events occurring at or prior to the Closing, other than those obligations of the Purchaser arising under or contemplated by this Agreement, the transactions contemplated herein or under any other Transaction Document.

(b)    Seller shall not, and no one on its behalf shall, assert or file any claim, complaint, charge, suit or action against any Released Party arising out of any matter released pursuant to this Section 11.11. In the event that any claim, complaint, charge, suit or action is asserted or filed against a Released Party in breach hereof, such Released Party shall be entitled to recover its costs, fees or expenses, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such action, from the Seller.

(c)    The Seller acknowledges that it may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the claims released in this Section 11.11 and no such additional fact shall affect the validity or enforceability of the releases contained in this Section 11.11.

(d)    Seller acknowledges that it is fully informed and aware of its right to receive independent legal advice regarding the advisability of the releases contemplated hereby and have received such independent legal advice as they deem necessary with regard to the advisability thereof. The Seller further acknowledges that it has made an investigation of the facts pertaining to the releases contemplated hereby as it has deemed necessary, and, further, acknowledges that it has not relied upon any statement or representation of others.

11.12    Expenses. Except as expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any brokerage commissions or any finder’s or investment banker’s fees and including attorneys’ and accountants’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except as otherwise provided by this Agreement.

11.13    Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of law principles that would require the application of any other Law. Each Party agrees to personal jurisdiction in any action brought in any Court, Federal or State, within the State of Delaware having subject matter jurisdiction over the matters arising under this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in the State of Delaware. Each Party waives any objection which it may have now or hereafter to the laying of the venue of such action or proceeding and irrevocably submits to the exclusive jurisdiction of any such Court in any such suit, action or Proceeding. Notwithstanding the foregoing, each of the Parties hereby (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (and any appellate court therefrom) for the purpose of any action arising out of or relating to this Agreement or the Debt Financing brought by any Party against the Financing Source Parties; provided, that if federal jurisdiction is not available, each of the Parties hereby submits to the exclusive jurisdiction of a court of competent jurisdiction that is located in the County, City and State of New York (and any appellate court therefrom), and (ii)

irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions may not be enforced in or by the above-named courts.

11.14    Retention of Advisors. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Seller and its owners shall have the right, at their election, to retain Paul Hastings LLP to represent them in such matter, even if such representation shall be adverse to Purchaser and/or the Paragon Companies. Purchaser and the Paragon Companies, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably consent to any such representation in any such matter. Purchaser and the Paragon Companies, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of: (1) any adversity between the interests of the Seller and its owners on the one hand and Purchaser and the Paragon Companies on the other hand, in any such matter; and (2) any communication between Paul Hastings LLC and any Paragon Company, its Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of any of the Paragon Companies prior to Closing.

11.15    Protected Communication. The parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of any Paragon Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Seller and its successors in interest, and (b) any and all protections from disclosure, including, but not limited to, attorney client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by any Paragon Company shall thereupon be vested exclusively in the Seller and its successors in interest and shall be exercised or waived solely as directed by the Seller or its successors in interest. None of the Paragon Companies, Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the Seller or its successors in interest, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein, provided, however, the foregoing shall neither prohibit Purchaser from seeking proper discovery of such documents nor the Seller from asserting that such documents are not discoverable to the extent that applicable attorney client privileges and work product protections have attached thereto. The Seller and its successors in interest shall have the right at any time prior to or following the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire, and the Companies and Purchaser shall provide full access to all Protected Communications in their possession or within their direct or indirect control and shall provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of the Seller and its successors in interest hereunder.

11.16    No Waiver of Privilege, Protection from Disclosure or Use. The Parties understand and agree that nothing in this Agreement, including the foregoing provisions regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information. The parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence. The parties further agree that promptly after the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

11.17    Disclosure Schedules. The Company Disclosure Schedule is hereby incorporated by reference into the sections in which they are directly referenced. The provision of monetary or other quantitative thresholds for disclosure on the Company Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder. The Company Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Company Disclosure Schedule is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in any Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Company nor shall such information constitute an admission by any Party, as applicable, that such item constitutes an item, event, circumstance or occurrence that is material to the Paragon Companies or constitutes a Company Material Adverse Effect. Any fact or item that is disclosed in any Company Disclosure Schedule in a way as to make its relevance or applicability to information called for by any other Schedule reasonably apparent on the face of such disclosure shall be deemed to be disclosed in such other Schedule, notwithstanding the omission of a reference or cross-reference thereto. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on any Company Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such Company Disclosure Schedule. Where the terms of a Contract or other item have been summarized or described in the Company Disclosure Schedule, such summary or description does not purport to be a complete statement of the material terms of such contract or other item, and, all such summaries and descriptions are qualified in their entirety by reference to the contract or item being summarized and/or described. The information provided in the Company Disclosure Schedule is being provided solely for the purpose of making disclosures to Purchaser under this Agreement. In disclosing this information, the Seller Parties do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

11.18    Waiver of Jury Trial. EACH OF THE PARTIES AND ANY THIRD PARTY BENEFICIARY HEREOF HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. IN CONNECTION WITH ANY DISPUTE HEREUNDER, OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING, EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE PARTY.

11.19    Counterparts. This Agreement may be executed by the Parties in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

11.20    Parent Guaranty. In consideration of the covenants, agreements and undertakings of the Seller contained in this Agreement, Parent hereby agrees to take all action necessary to cause Purchaser to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Seller, and its permitted successors and assigns, the full, prompt and complete payment and performance by Purchaser of all of the covenants, conditions, agreements and obligations of the Purchaser contained in this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Purchaser under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, all notice of default by the Purchaser, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser, protest, Parent hereby consents to any extension that may be given by the Seller to the Purchaser of time of payment or performance, or otherwise in connection with the performance of its obligations set forth in this Section 11.20. The obligations of Parent to guarantee Purchaser’s obligations pursuant to this Section 11.20 shall be construed as a continuing absolute and unconditional obligation of Parent to guarantee the payment and performance of the transactions contemplated hereby.

11.21    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

PRECISION ENGINEERED PRODUCTS LLC

By:	/s/ J. Robert Atkinson
Name:	J. Robert Atkinson
Title:	Executive Vice President

PARENT (SOLELY FOR PURPOSES OF ARTICLE V AND ARTICLE XI):

NN, INC.

By:	/s/ Thomas C. Burwell, Jr.
Name:	Thomas C. Burwell, Jr.
Title:	Senior Vice President – Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

COMPANY:

PMG INTERMEDIATE HOLDING CORPORATION

By:	/s/ Tobias W. Buck
Name:	Tobias W. Buck
Title:	President and Chief Executive Officer

SELLER:

PARAGON EQUITY LLC

By:	/s/ David Cooney
Name:	David Cooney
Title:	President

[Signature Page to Stock Purchase Agreement]